Filed pursuant to Rule 424(b)(5)
Registration No. 333-180908

The information in this prospectus supplement is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated July 31, 2013

PROSPECTUS SUPPLEMENT

(To prospectus dated July 3, 2012)

15,000,000 Shares

Boyd Gaming Corporation

Common Stock

We are selling 15,000,000 shares of our common stock.

Our shares trade on the New York Stock Exchange under the symbol “BYD.” On July 31, 2013, the last sale price of the shares as reported on the New York Stock Exchange was $13.31 per share.

Investing in our common stock involves risks. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page S-ii of this prospectus supplement and “Risk Factors” beginning on page S-16 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase a maximum of 2,250,000 additional shares exercisable at any time until 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about August     , 2013.

Deutsche Bank Securities	J.P. Morgan

The date of this prospectus is                     , 2013.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our common stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of common stock. The accompanying prospectus contains information about certain of our securities generally, some of which does not apply to the common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in or incorporated by reference in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in or incorporated by reference in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, all references in this prospectus to the “registrant,” “we,” “us,” “our,” “the Company” or “Boyd Gaming” are to Boyd Gaming Corporation and its consolidated, wholly-owned subsidiaries taken as a whole. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriters is not exercised in whole or in part.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “would,” “estimate,” “continue,” “pursue,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” or the negative thereof or comparable terminology, and may include statements regarding:

•	the factors that contribute to our ongoing success and our ability to be successful in the future;

•	our business model, areas of focus and strategy for realizing improved results when normalized business volumes return;

•

competition, including expansion of gaming into additional markets, the impact of competition on our operations, our ability to respond to such competition, and our expectations regarding continued competition in the markets in which we compete;

•	our estimated effective income tax rates; estimated tax benefits; and merits of our tax positions;

•	the general effect, and expectation, of the national and global economy on our business, as well as the economies where each of our properties are located;

•	our belief as to the resiliency of certain of the local economies where certain of our properties are located;

•	our expenses;

•

indebtedness, including the ability of Boyd Gaming, Peninsula Gaming, LLC (“Peninsula Gaming” or “PGL”) and Marina District Development Company, LLC (“MDDC”) to refinance or pay amounts outstanding under our respective bank credit facilities and notes when they become due and our compliance with related covenants, and our expectation that we, Peninsula Gaming and MDDC will need to refinance all or a portion of our respective indebtedness at or before maturity;

•

our expectations with respect to the Borgata Hotel Casino and Spa, including The Water Club (collectively, “Borgata”), including our responsibility and control over day-to-day operations and the expected managerial resources needed to effectuate a potential sale of the MGM Interest (as defined herein);

•	our statements with respect to our “B Connected” loyalty program, including its ability to drive profitable business to our properties;

•	our expectation regarding the trends that will affect the gaming industry over the next few years and the impact of these trends on merger and acquisition activity in general;

•	our belief that consumer confidence will strengthen as the job market recovers and expands;

•	our expectations with respect to the valuation of Borgata’s tangible and intangible assets;

•	the type of covenants that will be included in any future debt instruments;

•

our expectations with respect to continued access to the global capital markets without disruption, and the potential effect of any disruptions on consumer confidence and reduced levels of consumer spending and the impact of these trends on our financial results;

S-ii

•	our ability to meet our projected operating and maintenance capital expenditures and the costs associated with our expansion, renovations and development of new projects;

•	our ability to pay dividends or to pay any specific rate of dividends, and our expectations with respect to the receipt of dividends from Borgata;

•	our commitment to finding opportunities to strengthen our balance sheet and to operate more efficiently;

•	our intention to pursue acquisition opportunities that are a good fit for our business, deliver a solid return for shareholders, and are available at the right price;

•

our intention to fund purchases, if any, made under our share repurchase program with existing cash resources and availability under our Second Amended and Restated Credit Agreement (as amended, the “Credit Facility”);

•	our assumptions and expectations regarding our critical accounting estimates;

•

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted Earnings (Loss) and Adjusted Earnings Per Share and their usefulness as measures of operating performance or valuation;

•	our expectations for capital improvement projects, including with respect to IP Casino Resort Spa (“IP”) and Peninsula Gaming;

•	the impact of new accounting pronouncements on our consolidated financial statements;

•

that our Credit Facility, the Marina District Finance Company, Inc. (“MDFC”) $60 million senior secured revolving credit facility (the “Borgata Revolving Credit Facility”) and the Peninsula Gaming $875.0 million senior secured credit facility (the “Peninsula Credit Facility”) and our respective cash flows from operating activities will be sufficient to meet our respective projected operating and maintenance capital expenditures for the next twelve months;

•	our ability to fund any expansion projects using cash flows from operations and availability under our Credit Facility;

•	our market risk exposure and efforts to minimize risk;

•

expansion, development, investment and renovation plans, including the scope of such plans, expected costs, financing (including sources thereof and our expectation that long-term debt will substantially increase in connection with such projects), timing and the ability to achieve market acceptance;

•

our belief that, except for the Copeland matter discussed herein, all pending claims, if adversely decided, will not have a material adverse effect on our business, financial position or results of operations;

•	that margin improvements will remain a driver of profit growth for us going-forward;

•

our belief that the risks to our business associated with the United States Coast Guard (“USCG”) inspection should not change by reason of inspection by American Bureau of Shipping Consulting (“ABSC”);

•	development opportunities in existing or new jurisdictions and our ability to successfully take advantage of such opportunities;

•	regulations, including anticipated taxes, tax credits or tax refunds expected, and the ability to receive and maintain necessary approvals for our projects;

•	the impact of changes in state gaming legislation, including, for example, in New York, Delaware, Connecticut and Maryland;

•	our asset impairment analyses and our intangible asset and goodwill impairment tests;

•	the resolution of our pending litigation, including the Copeland matter involving Treasure Chest Casino (the “Treasure Chest”);

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•	the likelihood of interruptions to our rights in the land we lease under long-term leases for certain of our hotels and casinos;

•

the outcome of various tax audits and assessments, including our appeals thereof, timing of resolution of such audits, our estimates as to the amount of taxes that will ultimately be owed and the impact of these audits on our financial position or results of operations;

•	the impact of the settlement of our Nevada use tax refund claims;

•

our overall outlook, including all statements under the heading Overall Outlook, Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our ability to receive insurance reimbursement and our estimates of self-insurance accruals and future liability;

•	that operating results for previous periods are not necessarily indicative of future performance;

•	that estimates and assumptions made in the preparation of financial statements in conformity with U.S. GAAP may differ from actual results;

•	our expectations regarding our cost containment efforts;

•

the benefits of our acquisition of Peninsula Gaming (the “Peninsula Acquisition”), the effect of the Peninsula Acquisition on Boyd Gaming’s future financial results and profile, the impact for customers and employees, future capital expenditures, expenses, revenues, earnings, economic performance, financial condition, losses and future prospects;

•	the impact of the financing we entered into in connection with the Peninsula Acquisition;

•	the anticipated benefits of geographic diversity resulting from the Peninsula Acquisition;

•	the future results of Peninsula Gaming’s gaming properties, including without limitation, the Kansas Star Casino, Hotel and Event Center (“Kansas Star”);

•

our belief that recently issued accounting pronouncements discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 will not have a material impact on our financial statements;

•	our estimates as to the effect of any changes in our Consolidated EBITDA on our ability to remain in compliance with certain Credit Facility covenants;

•	the anticipated new development project with Sunrise Sports and Entertainment, LLP, and the passage of enabling legislation;

•	the anticipated new development project with Wilton Rancheria, and obtaining the necessary governmental approvals;

•	expectations, plans, beliefs, hopes or intentions regarding the future, and

•	assumptions underlying any of the foregoing statements.

These forward-looking statements speak only as of the dates stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, which could cause actual results to differ

S-iv

materially from those suggested by the forward-looking statements. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in our other subsequent reports filed from time to time with the SEC that are incorporated by reference into this prospectus supplement. These factors include, but are not limited to:

•	The effects of intense competition that exists in the gaming industry.

•	The uncertainty about the sustainability and strength of the current economic recovery.

•

The fact that our expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project, including:

•	design, construction, regulatory, environmental and operating problems and lack of demand for our projects;

•	delays and significant cost increases, shortages of materials, shortages of skilled labor or work stoppages;

•	poor performance or nonperformance of any of our partners or other third parties upon whom we are relying in connection with any of our projects;

•	construction scheduling, engineering, environmental, permitting, construction or geological problems, weather interference, floods, fires or other casualty losses;

•	failure by us, our partners, or Borgata to obtain financing on acceptable terms, or at all; and

•	failure to obtain necessary government or other approvals on time, or at all.

•	The risk that USCG may not continue to allow in-place underwater inspections of our riverboats.

•	The risk that any of our projects may not be completed, if at all, on time or within established budgets, or that any project will result in increased earnings to us.

•

The risk that significant delays, cost overruns, or failures of any of our projects to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

•	The risk that our projects may not help us compete with new or increased competition in our markets.

•	The risk that new gaming licenses or jurisdictions become available (or offer different gaming regulations or taxes) that results in increased competition to us.

•	The risk associated with owning real property, including environmental regulation and uncertainties with respect to environmental expenditures and liabilities.

•	The risk associated with challenges to legalized gaming.

•	The risk that the actual fair value for assets acquired and liabilities assumed from any of our acquisitions differ materially from our preliminary estimates.

•

The risk that negative industry or economic trends, including the market price of our common stock trading below its book value, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business, may result in significant write-downs or impairments in future periods.

•

The risks associated with growth and acquisitions, including our ability to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems.

S-v

•

The risk that we may not receive gaming or other necessary licenses for new projects or that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other adverse actions against any of our casino operations.

•

To the extent the MGM Interest (as defined herein) is sold, our inability to select a new joint venture partner for Borgata and the possibility that a new operating agreement will be entered into with the new venture partner, which could result in changes to Borgata’s ongoing operations.

•

The risk that we may be unable to finance our expansion, development, investment and renovation projects, including cost overruns on any particular project, as well as other capital expenditures through cash flow, borrowings under our Credit Facility, the Peninsula Credit Facility or the Borgata Revolving Credit Facility, and additional financings, which could jeopardize our expansion, development, investment and renovation efforts.

•

The risk that we, Peninsula Gaming or Borgata may be unable to refinance our respective outstanding indebtedness as it comes due, or that if we, Peninsula Gaming or Borgata do refinance, the terms are not favorable to us or them.

•

Risks associated with our ability to comply with financial covenants in our Credit Facility, the Peninsula Credit Facility, the Borgata Revolving Credit Facility and the HoldCo Note (as defined herein), including, among others, leverage and interest coverage ratios, and minimum EBITDA levels.

•

The risk that we ultimately may not be successful in dismissing the Copeland litigation matter and may lose our ability to operate that property, which result could adversely affect our business, financial condition and results of operations.

•

The effects of the extensive governmental gaming regulation and taxation policies that we are subject to, as well as any changes in laws and regulations, including increased taxes, which could harm our business.

•

The effects of federal, state and local laws affecting our business such as the regulation of smoking, the regulation of directors, officers, key employees and partners and regulations affecting business in general.

•	The effects of extreme weather conditions or natural disasters on our facilities and the geographic areas from which we draw our customers, and our ability to recover insurance proceeds (if any).

•	The risks relating to mechanical failure and regulatory compliance at any of our facilities.

•	The risk that instability in the financial condition of our lenders could have a negative impact on our Credit Facility, the Peninsula Credit Facility and the Borgata Revolving Credit Facility.

•

The effects of events adversely impacting the economy or the regions from which we draw a significant percentage of our customers, including the effects of an economic recession, war, terrorist or similar activity or disasters in, at, or around our properties.

•	The effects of energy price increases on our cost of operations and our revenues.

•	Financial community and rating agency perceptions of us, and the effect of economic, credit and capital market conditions on the economy and the gaming and hotel industry.

•

The effect of the expansion of legalized gaming in the United States, including in the mid-Atlantic region and on Native American tribal lands, as well as the potential proliferation of legalized internet gaming.

•	Borgata’s expected liabilities under the multiemployer pensions in which it participates.

•	The risk of failing to maintain the integrity of customer data.

S-vi

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements in this prospectus supplement (including any document incorporated by reference) are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET DATA

Market data used throughout this prospectus supplement, including information relating to our relative position in the gaming industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. As a result, you should be aware that third-party data included in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable.

We own the trademark, “Boyd Gaming Corporation” and our logo, as well as the names of our other properties. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement is owned by such company.

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NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe that our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: EBITDA, Adjusted EBITDA, Adjusted earnings (loss) and Adjusted earnings (loss) per share. The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

EBITDA is a commonly used measure of performance in our industry that we believe, when considered with measures calculated in accordance with GAAP, provides our investors a more complete understanding of our operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We refer to this measure as Adjusted EBITDA. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this prospectus supplement because we believe it is useful to investors in allowing greater transparency related to a significant measure used by our management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. Adjusted EBITDA reflects EBITDA adjusted for deferred rent, preopening expenses, share-based compensation expense, impairments of assets and other operating charges, net, and our share of Borgata’s non-operating expenses, preopening expenses and other items and write-downs, net. In addition, Adjusted EBITDA includes corporate expense. See “Prospectus Supplement Summary—Recent Developments—Earnings for the Second Quarter 2013” for a reconciliation of Adjusted EBITDA to net income (loss), based upon GAAP.

Adjusted Earnings (Loss) and Adjusted Earnings (Loss) Per Share

Adjusted earnings (loss) is net income (loss) before preopening expenses, asset transactions costs, net gains on insurance settlements, impairments of assets, certain adjustments to property tax accruals, write-downs and other charges, net, accelerated amortization of deferred loan fees, changes in the fair value of derivative instruments, gain or loss on early retirements of debt, other non-recurring adjustments, net, valuation adjustments related to the consolidation of Borgata, and our share of Borgata’s preopening expenses and other items and write-downs, net. Adjusted earnings (loss) and Adjusted earnings (loss) per share are presented solely as supplemental disclosures because management believes that they are widely used measures of performance in the gaming industry. See “Prospectus Supplement Summary—Recent Developments—Earnings for the Second Quarter 2013” for a reconciliation of net income (loss) based upon GAAP to Adjusted earnings (loss) and Adjusted earnings (loss) per share.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA, Adjusted EBITDA, Adjusted earnings (loss), Adjusted earnings (loss) per share and certain other non-GAAP financial measures has certain limitations. Our presentation of EBITDA, Adjusted EBITDA, Adjusted earnings (loss), Adjusted earnings (loss) per share or certain other non-GAAP financial

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measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA, Adjusted EBITDA, Adjusted earnings (loss), Adjusted earnings (loss) per share and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Adjusted earnings (loss), Adjusted earnings (loss) per share and certain other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA, Adjusted earnings (loss), Adjusted earnings (loss) per share and certain other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you in deciding whether to invest in the common stock. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial statements and related notes before making an investment decision. Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

Boyd Gaming Corporation

We are a diversified operator of 21 wholly-owned gaming entertainment properties and one controlling interest in a limited liability company. Headquartered in Las Vegas, we have gaming operations in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, and New Jersey, which we report as five reportable business segments: (i) Las Vegas Locals; (ii) Downtown Las Vegas; (iii) Midwest and South; (iv) Peninsula Gaming; and (v) Atlantic City (which is comprised of our 50% joint venture that owns MDDC, a limited liability company that operates Borgata in Atlantic City, New Jersey). The following table presents our five reportable segments and our gaming operations within each segment:

Las Vegas Locals
Gold Coast Hotel and Casino	Las Vegas, Nevada
The Orleans Hotel and Casino	Las Vegas, Nevada
Sam’s Town Hotel and Gambling Hall	Las Vegas, Nevada
Suncoast Hotel and Casino	Las Vegas, Nevada
Eldorado Casino	Henderson, Nevada
Jokers Wild Casino	Henderson, Nevada

Downtown Las Vegas
California Hotel and Casino	Las Vegas, Nevada
Fremont Hotel and Casino	Las Vegas, Nevada
Main Street Station Casino, Brewery and Hotel	Las Vegas, Nevada

Midwest and South
Sam’s Town Hotel and Gambling Hall	Tunica, Mississippi
IP Casino Resort Spa	Biloxi, Mississippi
Par-A-Dice Hotel and Casino	East Peoria, Illinois
Blue Chip Casino, Hotel & Spa	Michigan City, Indiana
Treasure Chest Casino	Kenner, Louisiana
Delta Downs Racetrack Casino & Hotel	Vinton, Louisiana
Sam’s Town Hotel and Casino	Shreveport, Louisiana

Peninsula Gaming
Diamond Jo Dubuque	Dubuque, Iowa
Diamond Jo Worth	Northwood, Iowa
Evangeline Downs Racetrack and Casino	Opelousas, Louisiana
Amelia Belle	Amelia, Louisiana
Kansas Star Casino, Hotel and Event Center	Mulvane, Kansas

Atlantic City
Borgata Hotel Casino & Spa	Atlantic City, New Jersey

In addition to these properties, we own and operate a travel agency and a captive insurance company that underwrites travel-related insurance, each located in Hawaii. Results for our travel agency and our captive insurance company are included in our Downtown Las Vegas segment, as our Downtown Las Vegas properties concentrate their marketing efforts on gaming customers from Hawaii.

Outlook

Our focus has been, and will continue to remain on: (i) ensuring our existing operations are managed as efficiently as possible and remain positioned for growth; (ii) improving our capital structure and strengthening our balance sheet, including paying down debt, improving operations and diversifying our asset base; and (iii) successfully implementing our growth strategy, which is built on identifying development opportunities and acquiring assets that are a good strategic fit and provide an appropriate return to our shareholders.

We believe that our key operating results for the three months ended March 31, 2013 demonstrate a modest economic recovery, particularly among our casual players. Early in the quarter, decreased consumer confidence led to reduced discretionary spending as a result of higher payroll taxes and uncertainties regarding future expectations that included potential higher unemployment and lower incomes. The initial softness in the quarter was followed by a strong March. With consideration to the challenging macroeconomic environment, we continue to look for opportunities to strengthen our balance sheet and deleverage. The monetization of Echelon and Dania reflect our commitment to strengthen our balance sheet and improve our long-term financial position.

We continually work to position our Company for greater success by strengthening our existing operations and growing through capital investment and other strategic initiatives. For instance, in November 2012, we completed the Peninsula Acquisition for approximately $1.55 billion, which added five properties to our portfolio: the Kansas Star in Mulvane, Kansas; Diamond Jo Casino in Dubuque, Iowa, Diamond Jo Casino in Northwood, Iowa, Evangeline Downs Racetrack and Casino in Opelousas, Louisiana, and Amelia Belle Casino in Amelia, Louisiana.

We have established a nationwide branding initiative and loyalty program. Previously, players were able to use their “Club Coast” or “B Connected” cards to earn and redeem points at nearly all of our wholly-owned Boyd Gaming properties in Nevada, Illinois, Indiana, Louisiana and Mississippi. In June 2010, we launched an enhanced, multi-property player loyalty program under the “B Connected” brand, which replaced the “Club Coast” program. Customers under the “Club Coast” program were able to keep all earned benefits and club points they had previously earned under the program. The new “B Connected” club, among other benefits, extends the time period over which players may qualify for promotions and increases the credits awarded to reel slot and table games players.

In addition to the “B Connected” player loyalty program, we launched the “B Connected Mobile” program in July 2010. “B Connected Mobile,” the first multi-property, loyalty program-based iPhone and Android application of its kind in the gaming industry, is a personalized mobile application that delivers customized offers and information directly to a customer’s iPhone, iPad or Android device, making “B Connected Mobile” the first application of its kind available on multiple platforms. The application further expands the benefits of the “B Connected” program by providing real-time personalized information on hotel, dining and gaming offers when a customer visits a Boyd property, instant access to event information, schedules and special offers. and a search engine which allows customers to find Boyd Gaming casinos that have their favorite machines and displays the games’ locations on a casino floor map, the ability to track “B Connected” point balances in real time, and the ability to make immediate hotel or restaurant reservations. These tools allow our customers to receive the greatest value from their “B Connected” membership, and ensure that our marketing is as effective as possible.

We continued to improve our “B Connected” loyalty program with the introduction of “B Connected Social” in the first quarter of 2012, which rewards users for using “B Connected Online”, “B Connected Mobile”, or sharing offers and events on social networks. “B Connected Social” is a dynamic network loyalty program that allows “B Connected” members to share offers with friends, connect to their favorite social networks, check in online via certain social networks, as well as participate in a variety of online activities including interfacing with “B Connected Online” or “B Connected Mobile”, participate in online contests, and register for alerts to deliver targeted information specific to the “B Connected” member.

In the long-term, we remain encouraged by the potential growth opportunity presented by online gaming in New Jersey. In February 2013, New Jersey enacted legislation authorizing intrastate internet gaming through Atlantic City casinos, subject to regulations to be adopted by the NJDGE. We believe that Borgata, with its strong brand, will be well positioned to compete effectively in the New Jersey online gaming market when it develops. Working in collaboration with Bwin.party Digital Entertainment Plc (“bwin.party”), we plan to offer a full suite of games, including poker, slots and table games, under the Borgata brand and bwin.party’s Party brand.

Overview of our Properties

We operate gaming entertainment properties, most of which also include hotel, dining, retail and other amenities. Our main business emphasis is on slot revenues, which are highly dependent upon the number and spending levels of customers at our properties, which affects our operating results.

Our properties have historically generated significant operating cash flow, with the majority of our revenue being cash-based. While we do provide casino credit, subject to certain gaming regulations and jurisdiction imposed restrictions, most of our customers wager with cash and pay for non-gaming services by cash or credit card.

Our industry is capital intensive; we rely heavily on the ability of our properties to generate operating cash flow in order to fund maintenance capital expenditures, fund acquisitions, provide cash for future development, repay debt financing and associated interest costs, purchase our debt or equity securities, pay income taxes and pay dividends.

The following sets forth information regarding our gaming entertainment properties as of March 31, 2013.

Las Vegas Locals Properties

Our Las Vegas Locals segment consists of six casinos that primarily serve the resident population of the Las Vegas metropolitan area, which was one of the fastest growing areas in the United States prior to the economic downturn beginning in late 2007. Las Vegas has historically been characterized by a vibrant economy and strong demographics that include a large population of retirees and other active gaming customers. Although we are seeing signs of stabilization, the recent recession has had an adverse impact on the growth and economy of Las Vegas, resulting in significant declines in the local housing market and unstable unemployment in the Las Vegas valley, which has negatively affected consumer spending. Our Las Vegas Locals segment competes directly with other locals’ casinos and gaming companies, some of which operate larger casinos and offer different promotions than ours.

Gold Coast Hotel and Casino

Gold Coast Hotel and Casino (“Gold Coast”) is located on Flamingo Road, approximately one mile west of the Las Vegas Strip and one-quarter mile west of Interstate 15, the major highway linking Las Vegas and southern California. Its location offers easy access from all four directions in the Las Vegas valley. The primary target market for Gold Coast consists of local middle-market customers who actively gamble. Gold Coast’s amenities include 711 hotel rooms and suites along with meeting facilities, multiple restaurant options, a 70-lane bowling center and gaming, including slots, table games, a race and sports book and a bingo center.

The Orleans Hotel and Casino

The Orleans Hotel and Casino (“The Orleans”) is located on Tropicana Avenue, a short distance from the Las Vegas Strip. The target markets for The Orleans are both local residents and visitors to the Las Vegas area.

The Orleans provides an exciting New Orleans French Quarter-themed environment. Amenities at The Orleans include 1,885 hotel rooms, a variety of restaurants and bars, a spa and fitness center, 18 stadium-seating movie theaters, a 70-lane bowling center, banquet and meeting space, and a special events arena that seats up to 9,500 patrons.

Sam’s Town Hotel and Gambling Hall

Sam’s Town Hotel and Gambling Hall (“Sam’s Town Las Vegas”) is located on the Boulder Strip, approximately six miles east of the Las Vegas Strip, and features a contemporary western theme. Its informal, friendly atmosphere appeals to both local residents and visitors alike. Amenities at Sam’s Town Las Vegas include 646 hotel rooms, a variety of restaurants and bars, 18 stadium-seating movie theaters, and a 56-lane bowling center. Gaming, bowling and live entertainment create a social center that has attracted many Las Vegas residents to Sam’s Town Las Vegas.

Suncoast Hotel and Casino

Suncoast Hotel and Casino (“Suncoast”) is located in Peccole Ranch, a master-planned community adjacent to Summerlin, and is readily accessible from most major points in Las Vegas, including downtown and the Las Vegas Strip. The primary target market for Suncoast consists of local middle-market customers who gamble frequently. Suncoast is a Mediterranean-themed facility that features 426 hotel rooms, multiple restaurant options, 25,000 square feet of banquet and meeting facilities, 16 stadium-seating movie theatres, and a 64-lane bowling center.

Eldorado Casino and Jokers Wild Casino

Located in downtown Henderson, the Eldorado Casino (“Eldorado”) is approximately 14 miles from the Las Vegas Strip. Jokers Wild Casino (“Jokers Wild”) is also located in Henderson. The amenities at each of these properties include a sports book and dining options, as well as gaming, including slots and table games. The principal customers of these properties are Henderson residents.

Downtown Las Vegas Properties

We directly compete with 11 casinos that operate in downtown Las Vegas; however, we have developed a distinct niche for our downtown properties by focusing on customers from Hawaii. Our downtown properties focus their marketing on gaming enthusiasts from Hawaii and tour and travel agents in Hawaii with whom we have cultivated relationships since we opened our California Hotel and Casino (the “Cal”) in 1975. Through our Hawaiian travel agency, Vacations Hawaii, we operate as many as four charter flights from Honolulu to Las Vegas each week, helping to ensure a stable supply of air transportation. We also have strong, informal relationships with other Hawaiian travel agencies and offer affordable all-inclusive packages. These relationships, combined with our Hawaiian promotions, have allowed the Cal, Fremont Hotel and Casino (“Fremont”) and Main Street Station Casino, Brewery and Hotel (“Main Street Station”) to capture a significant share of the Hawaiian tourist trade in Las Vegas. For the quarter ended March 31, 2013, patrons from Hawaii comprised approximately 65% of the occupied room nights at California, 45% of the occupied room nights at Fremont, and 48% of the occupied room nights at Main Street Station.

California Hotel and Casino

The Cal’s amenities include 781 hotel rooms, multiple dining options, a sports book and meeting space. The Cal and Main Street Station are connected by an indoor pedestrian bridge.

Fremont Hotel and Casino

Fremont is adjacent to the principal pedestrian thoroughfare in downtown Las Vegas known as the Fremont Street Experience. The property’s amenities include 447 hotel rooms, a race and sports book, and meeting space.

Main Street Station Casino, Brewery and Hotel

Main Street Station’s amenities include 406 hotel rooms and three restaurants, one of which includes a brewery. In addition, Main Street Station features a 96-space recreational vehicle park, the only such facility in the downtown area.

Midwest and South Properties

Our Midwest and South properties consist of four dockside riverboat casinos, one racino and two barge-based casinos that operate in four states in the Midwest and southern United States. Generally, these states allow casino gaming on a limited basis through the issuance of a limited number of gaming licenses. Our Midwest and South properties generally serve customers within a 100-mile radius and compete directly with other casino facilities operating in their respective immediate and surrounding market areas, as well as with gaming operations in surrounding jurisdictions.

Sam’s Town Hotel and Gambling Hall

Sam’s Town Hotel and Gambling Hall (“Sam’s Town Tunica”) is a barge-based casino located in Tunica County, Mississippi. The property has extensive amenities, including 842 hotel rooms, an entertainment lounge, four dining venues and the 1,600-seat River Palace Arena. Tunica is the closest gaming market to Memphis, Tennessee and is located approximately 30 miles south of Memphis.

IP Casino Resort Spa

The IP Casino Resort Spa (“IP”) overlooks the scenic back bay of Biloxi and is one of the premier resorts on the Mississippi Gulf Coast, and a recipient of a AAA Four Diamond Award. The property features more than 1,000 hotel rooms and suites; a 70,000-square-foot casino with more than 1,700 slot machines and 60 table games; more than 65,000 square feet of convention and meeting space; a spa and salon; a 1,400-seat theater offering regular headline entertainment; six lounges and bars; and eight restaurants, including a steak and seafood restaurant and an upscale Asian restaurant.

Par-A-Dice Hotel Casino

Par-A-Dice Hotel Casino (“Par-A-Dice”) is a dockside riverboat casino located on the Illinois River in East Peoria, Illinois that features a 202-room hotel. Located adjacent to the Par-A-Dice riverboat is a land-based pavilion, which includes three restaurants, a cocktail lounge, and a gift shop. Par-A-Dice is strategically located near Interstate 74, a major east-west interstate highway.

Blue Chip Casino, Hotel & Spa

Blue Chip Casino, Hotel & Spa (“Blue Chip”) is a dockside riverboat casino located in Michigan City, Indiana, which is 40 miles west of South Bend, Indiana and 60 miles east of Chicago, Illinois. The property competes primarily with five casinos in northern Indiana and southern Michigan and, to a lesser extent, with casinos in the Chicago area and racinos located near Indianapolis. In 2006, we began operations on our newly constructed single-level dockside riverboat at Blue Chip. The new boat allowed us to expand our casino and, in connection with the construction of our new boat, add a new parking structure and enhance the land-based pavilion. On January 22, 2009, we completed an expansion project at Blue Chip that added a 22-story hotel, which included 300 additional guest rooms and increased total guest rooms to 486, a spa and fitness center, additional meeting and event space, as well as new dining and nightlife venues to the existing property structure.

Treasure Chest Casino

Treasure Chest is a dockside riverboat casino located on Lake Pontchartrain in the western suburbs of New Orleans, Louisiana. The property is designed as a classic 18th century Victorian style paddlewheel riverboat, with a total capacity for 1,750 people. The entertainment complex located adjacent to the riverboat houses a 140-seat Caribbean showroom and two restaurants. Located approximately five miles from the New Orleans International Airport, Treasure Chest primarily serves residents of suburban New Orleans.

Delta Downs Racetrack Casino & Hotel

Delta Downs Racetrack Casino & Hotel (“Delta Downs”) is located in Vinton, Louisiana and has historically conducted horse races on a seasonal basis and operated year-round simulcast facilities for customers to wager on races held at other tracks. In 2002, we began slot operations in connection with a renovation project that expanded the facility. We completed an expansion of the casino in 2004 and opened a 203-room hotel at the property in 2005. Delta Downs is approximately 25 miles closer to Houston than the next closest gaming property, located in Lake Charles, Louisiana. Delta Downs is conveniently located near a travel route taken by customers traveling between Houston, Beaumont and other parts of southeastern Texas to Lake Charles, Louisiana.

Sam’s Town Hotel and Casino

Sam’s Town Hotel and Casino (“Sam’s Town Shreveport”) is a dockside riverboat casino located along the Red River in Shreveport, Louisiana. Amenities at the property include 514 hotel rooms, a spa, four restaurants, a live entertainment venue, and convention and meeting space. Feeder markets include east Texas (including Dallas), Texarkana, Arkansas and surrounding Louisiana cities, including Bossier City, Minden, Ruston and Monroe.

Peninsula Gaming Segment

Our Peninsula Gaming properties consist of three casinos, one racino and one riverboat casino that operate in three states: Louisiana, Iowa and Kansas. Generally, these states allow casino gaming on a limited basis through the issuance of a limited number of gaming licenses. Our Peninsula Gaming properties generally compete directly with other casino facilities operating in their respective immediate and surrounding market areas, as well as with gaming operations in surrounding jurisdictions.

Diamond Jo Dubuque

Diamond Jo is a land-based casino located in the Port of Dubuque, a waterfront development on the Mississippi River in downtown Dubuque, Iowa. The Diamond Jo is a two-story, approximately 188,000 square foot property that includes 992 slot machines and 19 table games. Additional amenities include a 30-lane bowling center, a 33,000 square foot event center, and two banquet rooms. The property also features five dining outlets, including the Kitchen Buffet, a 184-seat live action buffet, Woodfire Grille, the casino’s 133-seat high-end restaurant, Mojo’s, a 124-seat sports bar, a deli and a snack shop, as well as three full service bars.

Diamond Jo Worth

The Diamond Jo Worth is a land-based casino situated on a 36-acre site in Northwood, Iowa, which is located in north-central Iowa, near the Minnesota border and approximately 30 miles north of Mason City. The casino currently has 990 slot machines, 22 table games and 7 poker tables in operation, as well as a 5,200 square foot event center and several dining options, including the Kitchen Buffet, a 190-seat buffet restaurant, and Woodfire Grille, a 114-seat high-end restaurant. There is a 100-room hotel adjacent to the casino, which is owned and operated by a third party. Under an agreement with the third party operator, the Diamond Jo Worth has the option to purchase the hotel from the third party operator. Diamond Jo Worth also operates a convenience store and gas station at the site. In March 2011, an additional 60-room hotel opened, which is owned and operated by a third party and provides additional hotel room capacity for casino guests.

Evangeline Downs

Evangeline Downs is a land-based racino located in Louisiana. The racino currently includes a casino with 1,424 slot machines and approximately 23,000 square foot convention center. The racino features a 353-seat Cajun buffet, a 60-seat Gumbo bar, a 90-seat Cafe and Blackberry, a 140-seat fine dining restaurant. In the clubhouse, Silk’s Fine Dining offers a varied menu and the grandstand area contains a concession and bar. The racino includes a one-mile dirt track, a 7/8-mile turf track and stables for 980 horses. The clubhouse, together with the grandstand and patio area, provides seating for up to 4,295 patrons. In addition, an affiliate of Evangeline Downs opened a 117-room hotel adjacent to the racino in November 2010 that includes 41 suites, two meeting rooms and an indoor pool.

Evangeline Downs currently operates four OTB locations in Louisiana in each of Port Allen, Henderson, Eunice and St. Martinville. Each of the OTB’s offers simulcast pari-mutuel wagering and video poker. Under Louisiana’s racing and off-track betting laws, we have a right of prior approval with respect to any applicant seeking a permit to operate an OTB within a 55-mile radius of our Evangeline Downs racetrack, which effectively gives us the exclusive right, at our option, to operate additional OTB’s within such a radius, provided that such OTB is not also within a 55-mile radius of another horse racetrack.

Amelia Belle Casino

The Amelia Belle Casino is located in south-central Louisiana and is a three-level riverboat with gaming located on the first two decks and includes 847 slot machines and 17 table games. The third deck of the riverboat includes a 119-seat buffet and banquet room.

Kansas Star Casino

The Kansas Star Casino serves as Lottery Gaming Facility Manager for the South Central Gaming Zone on behalf of the Kansas Lottery pursuant to a Management Agreement that became effective on January 14, 2011 (“Kansas Management Contract”). We began construction of the Kansas Star in March 2011. In December 2011, we completed construction of our 162,000 square foot indoor event center, and on December 20, 2011, we began casino operations, utilizing this space in the interim, while the remaining casino facilities were being constructed. On December 12, 2012, we opened our permanent casino which includes additional gaming space, 1,829 slot machines, 45 table games, 10 poker tables and a number of amenities including a buffet, steakhouse, deli, noodle bar, a casino bar as well as a poker themed bar. In addition, a 150 room hotel adjacent to the Kansas Star, owned by a third party, opened to the public in October 2012. We have completed the renovation of the 162,000 square foot indoor event center which housed our interim casino operations during much of 2012. The event center opened in July 2013 and is designed to host various events, including concerts, trade shows and equestrian events.

Atlantic City

Borgata

Borgata opened in Atlantic City, New Jersey in July 2003. Atlantic City is predominantly a regional day-trip and overnight-trip market. Borgata directly competes with ten other Atlantic City casinos as well as with gaming operations in surrounding jurisdictions. Borgata is an upscale destination resort that features a 160,000 square-foot casino with 3,305 slot machines and 183 table games. The property has a total of 2,767 guest rooms and suites comprised of 1,970 guest rooms and suites at the Borgata hotel and 797 guest rooms and suites at The Water Club.

Borgata features five fine-dining restaurants with acclaimed chefs including Bobby Flay, Wolfgang Puck, Michael Schulson and Stephen Kalt, six casual dining restaurants, eight quick dining options, 14 retail boutiques, two European-style spas, two nightclubs and over 8,200 parking spaces. In addition, the property contains approximately 88,000 square feet of meeting and event space, as well as two entertainment venues. Borgata was master-planned with ease of access and designed as a single-level casino floor with appealing design elements, including the placement of multiple food and beverage outlets on the casino floor itself. Its location in the Marina District provides guests with convenient access to the property via the Atlantic City Expressway Connector tunnel, without the delays associated with driving to competing casinos located on the Boardwalk of Atlantic City.

Borgata was developed as a 50%/50% joint venture between our wholly-owned subsidiary, Boyd Atlantic City, Inc. (“BAC”), and MAC, Corp. (“MAC”), an indirect, wholly-owned subsidiary of MGM Resorts International (“MGM”). On March 24, 2010, MAC transferred its 50% ownership interest (the “MGM Interest”) in Marina District Development Holding Co., LLC (“MDDHC”), and certain land leased to MDDC, into a divestiture trust, of which MGM and its subsidiaries are the economic beneficiaries (the “Divestiture Trust”), for sale to a third party in connection with MGM’s settlement agreement with the Division of Gaming Enforcement Office of the Attorney General of the State of New Jersey (the “NJDGE”). MDDHC is the parent of MDDC, the entity that developed, owns and operates Borgata. BAC has a right of first refusal on any sale of the MGM Interest and has an option to purchase certain land leased by MDDC from MAC, which land is now held by the Divestiture Trust. As managing member of MDDHC pursuant to the terms of the operating agreement of MDDHC between BAC and MAC, BAC, through MDDHC, has responsibility for the oversight and management of Borgata’s day-to-day operations.

On March 24, 2010, as a result of the amendment to our operating agreement with MGM, which provided, among other things, for the termination of MGM’s participating rights in the operations of Borgata, we effectively obtained control of Borgata. As a result, even though we, through our subsidiary BAC, only own 50% of the membership interest of Borgata, we consolidate 100% of Borgata’s results.

On August 8, 2011, the New Jersey Casino Control Commission approved an amendment with respect to MGM’s settlement agreement with the NJDGE. The amendment provided that until March 24, 2013, MGM had the right to direct the Divestiture Trust to sell the MGM Interest. If a sale was not concluded by that time, the Divestiture Trust was to be responsible for selling MGM’s Interest during the following 12-month period, or not later than March 24, 2014.

On February 20, 2013, MGM announced that it had entered into another amendment with the NJDGE, effective February 13, 2013, pursuant to which MGM was allowed to reapply to the New Jersey Casino Control Commission for licensure in New Jersey. The March 24, 2013 deadline to sell the MGM Interest set forth in the prior amendment was deferred pending the outcome of the licensure process.

Corporate Structure

The following chart illustrates the organizational structure of our principal operations. It is designed to depict generally how our various operations and major properties relate to one another and our ownership interest in them. It does not contain all of our subsidiaries and, in some cases for presentation purposes, we have combined separate entities to indicate operational relationships.

Corporate Information

Our principal executive office is located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, and our telephone number is (702) 792-7200.

Recent Developments

Earnings for the Second Quarter 2013

On July 30, 2013, we announced our anticipated operating results for the second quarter ended June 30, 2013. The following discussion includes excerpts from our earnings release issued on July 30, 2013. The final results for the second quarter ended June 30, 2013 will be set forth in a Quarterly Report on Form 10-Q that will be filed with the SEC, and our final results could differ from these anticipated results. These anticipated results do not reflect the offering contemplated in this prospectus supplement.

In our earnings release, for the quarter ended June 30, 2013, we announced net revenues of $738.7 million, an increase of 20.3% from $614.1 million during the same quarter in 2012. These results reflect the addition of the operations of Peninsula Gaming, which we acquired in November 2012. Total Adjusted EBITDA grew 40.7% to $160.2 million, compared to $113.8 million in the year-ago quarter. For the six months ended June 30, 2013, we reported net revenues of $1.47 billion, an increase of 18.3% from the $1.25 billion in net revenues reported in the year-ago period. Total Adjusted EBITDA for the six months ended June 30, 2013 was $323.7 million, up 30.7% from $247.6 million in the prior year. Our wholly-owned operations generated net revenues of $1.14 billion for the six months ended June 30, 2013, up 27.0% from $894.2 million in the year-ago period, while wholly-owned Adjusted EBITDA increased 50.2% to $267.4 million, compared to $178.0 million in the comparable period 2012. Adjusted Earnings for the second quarter 2013 reflect a loss of $0.1 million, breakeven on a per-share basis, compared to income of $4.2 million, or $0.05 per share, for the same period in 2012. See below for reconciliations of Adjusted EBITDA, Adjusted earnings (loss) and Adjusted earnings per share to GAAP-based measures. Additionally, see “Non-GAAP Financial Measures” for a discussion of why we believe these are useful measures of our performance.

During the second quarter of 2013, we completed the sale of the Dania Jai-Alai pari-mutuel facility (“Dania Jai-Alai”), realizing a pretax gain of $18.9 million. As a result of the sale, both the gain and the historical operating results of the Dania Jai-Alai business are now presented as discontinued operations. For the second quarter of 2013, the discontinued operations reported income, net of tax, of $11.8 million, as compared to an after-tax loss of $0.7 million in the second quarter of 2012. For the six months ended June 30, 2013, the discontinued operations reported income, net of tax, of $10.8 million, as compared to an after-tax loss of $1.5 million in the first six months of 2012. On a GAAP basis, and including the discontinued operations, we reported net income of $11.6 million, or $0.13 per share, for the second quarter 2013, compared to net income of $1.0 million, or $0.01 per share, for the year-ago period, and net income of $4.3 million, or $0.05 per share, for the six months ended June 30, 2013, in comparison to net income of $6.8 million, or $0.08 per share, for the six months ended June 30, 2012.

Reconciliation of Adjusted EBITDA to Operating Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2013	2012	2013	2012
Net revenues by Reportable Segment
Las Vegas Locals	$149,690	$148,987	$302,517	$303,776
Downtown Las Vegas	56,128	55,939	110,211	112,947
Midwest and South	224,273	233,728	453,390	477,450
Peninsula (1)	135,780	—	269,693	—
Atlantic City	172,877	175,416	338,521	351,566

Net revenues	$738,748	$614,070	$1,474,332	$1,245,739

Adjusted EBITDA by Reportable Segment
Las Vegas Locals	$38,723	$34,535	$77,928	$73,021
Downtown Las Vegas	9,297	8,109	16,408	16,541
Midwest and South	48,625	51,003	98,307	109,133
Peninsula (1)	48,323	—	99,035	—

Wholly owned property Adjusted EBITDA	144,968	93,647	291,678	198,695
Corporate expense	(12,628)	(10,547)	(24,266)	(20,674)

Wholly owned Adjusted EBITDA	132,340	83,100	267,412	178,021
Atlantic City	27,847	30,735	56,252	69,616

Adjusted EBITDA	160,187	113,835	323,664	247,637

Other operating costs and expenses
Deferred rent	958	996	1,915	1,992
Depreciation and amortization	70,318	50,661	140,356	100,635
Preopening expenses	789	2,210	3,154	3,870
Share-based compensation expense	2,894	2,837	6,985	5,953
Impairments of assets	5,032	—	5,032	—
Asset transaction costs	614	6,242	3,627	6,272
Other operating charges and credits, net	203	(8,408)	1,796	(8,162)

Total other operating costs and expenses	80,808	54,538	162,865	110,560

Operating income	79,379	59,297	160,799	137,077

Other non-operating items
Interest expense, net	87,556	64,380	182,582	128,204
Other, net	2,419	—	1,901	—

Total other non-operating items, net	89,975	64,380	184,483	128,204

Income (loss) from continuing operations before income taxes	(10,596)	(5,083)	(23,684)	8,873
Income taxes	4,102	5,080	6,526	(1,623)

Income (loss) from continuing operations, net of tax	(6,494)	(3)	(17,158)	7,250
Income (loss) from discontinued operations, net of tax	11,753	(688)	10,790	(1,466)

Net income (loss)	5,259	(691)	(6,368)	5,784
Net income (loss) attributable to noncontrolling interest	6,368	1,668	10,711	1,045

Net income (loss) attributable to Boyd Gaming Corporation	$11,627	$977	$4,343	$6,829

Basic net income (loss) per common share:
Continuing operations	$—	$0.02	$(0.07)	$0.09
Discontinued operations	0.13	(0.01)	0.12	(0.01)

Basic net income per common share	$0.13	$0.01	$0.05	$0.08

Weighted average basic shares outstanding	89,230	87,588	88,606	87,559

Diluted net income (loss) per common share:
Continuing operations	$—	$0.02	$(0.07)	$0.09
Discontinued operations	0.13	(0.01)	0.12	(0.01)

Diluted net income per common share	$0.13	$0.01	$0.05	$0.08

Weighted average diluted shares outstanding	90,265	87,829	89,447	87,978

(1)	Peninsula Gaming was acquired on November 20, 2012.

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss) and

Net Income (Loss) Per Share to Adjusted Earnings (Loss) Per Share

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2013	2012	2013	2012
Net income attributable to Boyd Gaming Corporation	$11,627	$977	$4,343	$6,829
Less: (income) loss from discontinued operations, net of tax(1)	(11,753)	688	(10,790)	1,466

Adjusted net income (loss) attributable to Boyd Gaming Corporation	(126)	1,665	(6,447)	8,295

Pretax adjustments related to Boyd Gaming:
Preopening expenses, excluding impact of LVE	735	4,826	5,033	9,078
Debt modification fees	1,976	—	1,976	—
Accelerated debt fee amortization	396	—	396	—
Asset transaction costs	544	6,256	3,223	6,330
Adjustments to property tax accruals, net	—	—	—	(597)
Other operating charges and credits, net	229	(6,294)	1,795	(6,091)
Other non-operating expense (income)	—	—	(817)	—

Pretax adjustments related to Borgata:
Preopening expenses	54	108	54	240
Valuation adjustments related to consolidation, net	(243)	125	(502)	(19)
Impairments of assets	5,032	—	5,032	—
Asset transactions costs	70	14	404	(58)
Other non-operating expense (income)	—	(2,144)	—	(2,130)

Total adjustments	8,793	2,863	16,594	6,753

Income tax effect for above adjustments	(6,337)	(1,306)	(6,368)	(2,716)
Impact on noncontrolling interest, net	(2,458)	945	(2,496)	901

Adjusted earnings (loss)	$(128)	$4,167	$1,283	$13,233

Net income (loss) per share attributable to Boyd Gaming Corporation	$0.13	$0.01	$0.05	$0.08
Less: (income) loss from discontinued operations, net of tax(1)	(0.13)	0.01	(0.12)	0.01

Adjusted net income (loss) per share attributable to Boyd Gaming Corporation	—	0.02	(0.07)	0.09

Pretax adjustments related to Boyd Gaming:
Preopening expenses, excluding impact of LVE	0.01	0.05	0.06	0.10
Debt modification fees	0.02	—	0.02	—
Accelerated debt fee amortization	—	—	—	—
Asset transactions costs	0.01	0.07	0.04	0.07
Adjustments to property tax accruals, net	—	—	—	(0.01)
Other operating charges and credits, net	—	(0.07)	0.02	(0.07)
Other non-operating expense (income)	—	—	(0.01)	—

Pretax adjustments related to Borgata:
Preopening expenses	—	—	—	—
Valuation adjustments related to consolidation, net	—	—	(0.01)	—
Impairments of assets	0.06	—	0.06	—
Asset transactions costs	—	—	—	—
Other non-operating expense (income)	—	(0.02)	—	(0.02)

Total adjustments	0.10	0.03	0.18	0.07

Income tax effect for above adjustments	(0.07)	(0.01)	(0.07)	(0.03)
Impact on noncontrolling interest, net	(0.03)	0.01	(0.03)	0.02

Adjusted earnings (loss) per share	$—	$0.05	$0.01	$0.15

Weighted average shares outstanding	89,230	87,829	89,447	87,978

(1)	Results from all periods are adjusted to exclude the financial results of Dania Jai-Alai, which was sold during the second quarter 2013.

Sale of Dania Jai-Alai

On May 22, 2013, we consummated the sale of certain assets and liabilities of Dania Jai-Alai, with approximately 47 acres of related land located in Dania Beach, Broward County, Florida, for a purchase price of $65.5 million. The sale was pursuant to an Asset Purchase Agreement that we entered into with Dania Entertainment Center, LLC on February 22, 2013. We received $58.5 million after a previously paid $7.0 million deposit was credited towards the total selling price.

Pending Amendment to Credit Facility

We are in the process of amending our Credit Facility (any such amendment, the “New Credit Facility”). We currently anticipate that the New Credit Facility will provide financing totaling $1.75 billion, include a revolving line of credit of at least $600 million and term loans for the balance of the facility. The terms of the New Credit Facility have not been finalized, but are expected to be more favorable than the terms of the Credit Facility. We anticipate that the revolving portion of the New Credit Facility will have a maturity of five years from the closing date while the term loan portion of the New Credit Facility will mature at least five years from closing date. The effectiveness of the New Credit Facility is dependent on the successful syndication of the term loan portion of the New Credit Facility. We can provide no assurances that we will enter into the New Credit Facility, or that the New Credit Facility will contain terms similar to those discussed in this paragraph.

The Offering

Issuer	Boyd Gaming Corporation

Common stock offered by us	15,000,000 shares (or 17,250,000 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be outstanding after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from the sale of the shares of common stock offered by this prospectus supplement to redeem a portion of our 7.125% Senior Subordinated Notes due 2016 and for general corporate purposes. See “Use of Proceeds” on page S-44 of this prospectus supplement.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “BYD.”

The number of shares of common stock to be outstanding after this offering is based on 88,767,611 shares outstanding as of June 30, 2013. This number excludes 12,900,105 shares of common stock underlying equity awards outstanding as of June 30, 2013 granted under our equity compensation plans; and 2,559,133 shares of common stock reserved and available for future issuance as of June 30, 2013 under our equity compensation plans.

For additional information regarding our common stock, see “Description of Capital Stock” beginning on page 4 of the accompanying prospectus. For a description of the U.S. federal income and estate tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our common stock, see “Material U.S. Federal Income and Estate Tax Considerations to Non-U.S. Holders” beginning on page S-57 of this prospectus supplement. An investment in our common stock involves various risks and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-16 of this prospectus supplement, as well as the other risks described in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, before making a decision to invest in our common stock.

Summary Financial Data

The following tables present our summary consolidated financial data for the three months ended March 31, 2013 and 2012, and for the years ended December 31, 2012, 2011 and 2010. The data for each of the years ended December 31, 2012, 2011 and 2010 was derived from our audited consolidated historical financial statements. The data as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 was derived from our unaudited historical financial information. Because the data in these tables is only a summary, you should read our consolidated financial statements and condensed consolidated financial statements, including the related notes, incorporated herein by reference, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are each incorporated herein by reference, as well as the other data we have incorporated by reference into this prospectus supplement.

(in thousands, except per share data)	Three months ended March 31,		Years ended December 31,
	2013(1)	2012(1)	2012(1)(2)	2011(1)(2)	2010(1)
	(Unaudited)
Statement of Operations Data:
Revenues
Gaming	$633,767	$535,748	$2,110,233	$1,986,644	$1,812,487
Food and beverage	111,864	106,132	417,506	388,148	347,588
Room	63,855	65,997	264,903	246,209	211,046
Other	39,420	35,832	145,460	135,176	123,603

Gross Revenues	$848,906	$743,709	$2,938,102	$2,756,177	$2,494,724

Operating income (loss)	$80,457	$76,582	$(854,875)	$233,104	$189,359

Income (loss) before income taxes	$(14,051)	$12,758	$(1,143,847)	$(6,278)	$20,486
Income taxes	2,424	(6,283)	220,772	(1,721)	(8,236)
Noncontrolling interest	4,343	(623)	14,210	4,145	(1,940)

Net income (loss) attributable to Boyd Gaming Corporation	$(7,284)	$5,852	$(908,865)	$(3,854)	$10,310

Basic net income (loss) per share	$(0.08)	$0.07	$(10.37)	$(0.04)	$0.12

Diluted net income (loss) per share	$(0.08)	$0.07	$(10.37)	$(0.04)	$0.12

	As of March 31, 2013(1)
Balance Sheet Data:
Cash and cash equivalents	$358,354
Total assets	6,154,985
Long-term debt, net of current maturities	4,637,063
Total stockholders’ equity	505,285

(1)	During second quarter 2013, we completed the sale of the Dania Jai-Alai business. As a result of this transaction, the historical operating results of the Dania Jai-Alai business will be reclassified and presented as discontinued operations. The amounts presented in this table do not reflect such reclassifications. For additional information, see “—Recent Developments—Earnings for the Second Quarter 2013.”
(2)	Includes an aggregate of $1.05 billion (primarily related to the impairment of the Echelon site) and $5.0 million in noncash impairment charges to write-down certain portions of our goodwill, intangible assets and other long-lived assets to their fair value during the years ended December 31, 2012 and 2011, respectively.

RISK FACTORS

Before investing in our common stock, you should consider carefully each of the following risks and all of the information about risks included in the documents incorporated by reference, together with the other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. If any of the risks actually were to occur, our business, financial condition, results of operations, cash flow and future prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” section beginning on page S-ii of this prospectus supplement.

Risks Related to Our Common Stock

Our stock price in recent years has been volatile and is likely to continue to be volatile. As a result, the market price of our common stock after this offering may drop below the price you pay, and you may not be able to resell your shares at or above the public offering price.

The market price of our common stock has experienced, and may continue to experience, significant volatility from time to time. Such volatility may be affected by various factors and events, such as:

•	our quarterly operating results, including a shortfall in operating revenue or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

•	general conditions in our industry and the impacts of changes in the economy and in the gaming industry;

•	general conditions in the financial and securities markets;

•	issuance of a significant number of shares upon exercise of employee stock options and vesting of restricted stock units; and

•	the other risk factors described in this prospectus supplement.

In recent years, the U.S. stock market has experienced extreme price and volume fluctuations, which have sometimes affected the market price of the securities issued by a particular company in a manner unrelated to the operational performance of the company. This type of market effect could impact our common stock price as well. The volatility of our common stock means that it is more likely that the price of our common stock will have declined substantially at such time as you may look to sell your shares of our common stock. If our share price decreases, the value of your investment could decline substantially.

This offering could be dilutive, and there may be future dilution of our common shares.

Giving effect to the issuance of common shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, this offering could have a dilutive effect on our expected earnings per share for the year ending December 31, 2013. The actual amount of such dilution cannot be determined at this time and will be based on numerous factors. Additionally, except for the lock-up restrictions described in “Underwriting,” we are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

Dividends are declared at the discretion of our Board of Directors. In July 2008, our Board of Directors suspended the payment of a quarterly dividend for future periods, and we therefore have not paid any dividends since that date, or within the span of the past three-year period. We do not anticipate paying dividends on our common stock in the foreseeable future. However, in the future, our Board of Directors may take into account certain factors, including our financial condition and results of operations, our capital requirements and future acquisition possibilities, and change this policy and choose to pay dividends. We are subject to certain limitations regarding the payment of dividends, such as restricted payment limitations related to our Credit Facility and our outstanding notes. Any future dividends may also be restricted by any loan agreements we may enter into from time to time and from the issuance of preferred stock, should we decided to do so in the future.

Risks Related to Boyd Gaming and the Gaming Industry

Our business is particularly sensitive to reductions in discretionary consumer spending as a result of downturns in the economy.

Consumer demand for entertainment and other amenities at casino hotel properties, such as ours, are particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, effects of declines in consumer confidence in the economy, including the recent housing, employment and credit crisis, the impact of high energy and food costs, the increased cost of travel, the potential for continued bank failures, decreased disposable consumer income and wealth, or fears of war and future acts of terrorism could further reduce customer demand for the amenities that we offer, thus imposing practical limits on pricing and negatively impacting our results of operations and financial condition.

For example, we have recently experienced one of the toughest economic periods in Las Vegas history. The recent housing crisis and economic slowdown in the United States resulted in a significant decline in the amount of tourism and spending in Las Vegas. Similarly, weak economic conditions also adversely affected tourism and spending in Atlantic City, where Borgata is located. While the economy has recently shown signs of recovery, we are unable to determine the sustainability or strength of any economic recovery. Since our business model relies on consumer expenditures on entertainment, luxury and other discretionary items, a slowing or stoppage of the economic recovery or a return to an economic downturn will further adversely affect our results of operations and financial condition.

Intense competition exists in the gaming industry, and we expect competition to continue to intensify.

The gaming industry is highly competitive for both customers and employees, including those at the management level. We compete with numerous casinos and hotel casinos of varying quality and size in market areas where our properties are located. We also compete with other non-gaming resorts and vacation destinations, and with various other casino and other entertainment businesses, and could compete with any new forms of gaming that may be legalized in the future. The casino entertainment business is characterized by competitors that vary considerably in their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. In most markets, we compete directly with other casino facilities operating in the immediate and surrounding market areas. In some markets, we face competition from nearby markets in addition to direct competition within our market areas.

For example, the Kansas Star is located approximately 33 miles north of the Kansas/Oklahoma border and faces competition from established gaming facilities in Kansas and Oklahoma, including First Council Casino, Native Lights Casino, and Kaw Southwind Casino, which are located in Newkirk, Oklahoma approximately 60 miles south of the Kansas Star, in addition to potential expansion of gaming facilities in Oklahoma. The

Kansas Star may face additional competition in the Wichita, Kansas metropolitan area. The Wyandotte Nation of Oklahoma has filed an application with the U.S. Department of Interior to have certain land located in Park City, Kansas (in the Wichita metro area) taken into trust by the U.S. Government and to permit gaming. If successful, the Wyandotte Nation would be permitted to open a Class II gaming facility, and upon successful negotiation of a compact with the State of Kansas would be permitted to open a Class III gaming facility. In July 2011, the Wyandotte Nation brought suit against the Secretary of the U.S. Department of Interior to compel the Secretary to take the Park City land into trust. While the Court has rejected the Wyandotte’s claim of unreasonable delay, the Court has retained jurisdiction of the case and has directed the Secretary of the Department of Interior to provide the Court with periodic updates regarding the status of the Wyandotte’s application to have the Park City land taken into trust. As a result of the Court’s ruling, we expect the Department of Interior to review and promptly issue an opinion regarding the Wyandotte’s fee-to-trust application.

In recent years, competition in existing markets has intensified. We have invested in expanding existing facilities, developing new facilities, and acquiring established facilities in existing markets. In addition, our competitors have also invested in expanding their existing facilities and developing new facilities. This expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we compete, and this intense competition can be expected to continue. For example, on May 25, 2012 and June 15, 2013, new properties were opened in Atlantic City and Shreveport, Louisiana, respectively, which compete with Borgata and Sam’s Town Shreveport, respectively, for gaming customers. A new property is also in the planning stages in Lake Charles, Louisiana that could increase competition with Delta Downs Racetrack Casino & Hotel. Additionally, competition may intensify if our competitors commit additional resources to aggressive pricing and promotional activities in order to attract customers.

If our competitors operate more successfully than we do, if they attract customers away from us as a result of aggressive pricing and promotion, if they are more successful than us in attracting and retaining employees, if their properties are enhanced or expanded, if they operate in jurisdictions that give them operating advantages due to differences or changes in gaming regulations or taxes, or if additional hotels and casinos are established in and around the locations in which we conduct business, we may lose market share or the ability to attract or retain employees. In particular, the expansion of casino gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a significant adverse effect on our business, financial condition and results of operations.

Also, our business may be adversely impacted by the additional gaming and room capacity in states where we operate or intend to operate. Several states are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions.

For example, the expansion of casino gaming in or near the mid-Atlantic region from which Borgata attracts and expects to attract most of its customers has had an adverse effect on its business, results of operations and financial condition. In January 2010, table game legislation in Pennsylvania was signed into law which allows up to 250 table games at each of the twelve largest authorized casinos and up to 50 table games at each of the remaining two smaller authorized casinos. Table games became operational at the existing casinos in the Philadelphia region in mid-July 2010. In addition, other states near New Jersey, including New York, Delaware and Maryland, either have or are currently contemplating gaming legislation. In January 2010, Delaware legalized table games, which became operational in June 2010 at all three Delaware casinos. In November 2012, Maryland legalized table games, which became operational beginning in March 2013. Convenience may be a more important factor than amenities for some customers, especially mid-week and repeat customers. These customers may prefer the convenience of a closer drive to a nearby casino rather than dealing with a longer drive to enjoy the amenities that Borgata has to offer. Expansion of gaming facilities in Pennsylvania and other nearby states therefore has resulted in fewer customer visits to Borgata, which has adversely impacted Borgata’s business, results of operations and financial condition.

In addition, we compete with legalized gaming from casinos located on Native American tribal lands. Expansion of Native American gaming in areas located near our properties, or in areas in or near those from which we draw our customers, could have an adverse effect on our operating results. For example, increased competition from federally recognized Native American tribes near Blue Chip and Sam’s Town Shreveport has had a negative impact on our results. Native American gaming facilities typically have a significant operating advantage over our properties due to lower gaming fees or taxes, allowing those facilities to market more aggressively and to expand or update their facilities at an accelerated rate. Although we have expanded our facility at Blue Chip in an effort to be more competitive in this market, competing Native American properties could continue to have an adverse impact on the operations of both Blue Chip and Sam’s Town Shreveport.

We also compete to some extent with other forms of gaming on both a local and national level, including state-sponsored lotteries, charitable gaming, on-and off-track wagering and other forms of entertainment, including motion pictures, sporting events and other recreational activities. It is possible that these secondary competitors could reduce the number of visitors to our facilities or the amount they are willing to wager, which could have a material adverse effect on our ability to generate revenue or maintain our profitability and cash flows.

Increased competition may require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties, including updating slot machines to reflect changing technology, refurbishing public service areas periodically, replacing obsolete equipment on an ongoing basis and making other expenditures to increase the attractiveness and add to the appeal of our facilities. Because we are highly leveraged, after satisfying our obligations under our outstanding indebtedness, there can be no assurance that we will have sufficient funds to undertake these expenditures or that we will be able to obtain sufficient financing to fund such expenditures. If we are unable to make such expenditures, our competitive position could be materially adversely affected.

We expect that competition from internet gaming will continue to grow and intensify.

We expect that we will face increased competition from internet gaming as the potential for legalized internet gaming continues to grow. There are current proposals to legalize internet gaming under federal law. Additionally, several states are currently considering legislation that would legalize internet gaming at the state level. For example, in February 2013, Nevada amended its internet gaming law to permit Nevada licensed internet providers to commence internet poker and to allow Nevada to enter into agreements with other states to create multi-state poker wagering. In February 2013, New Jersey enacted legislation authorizing intrastate internet gaming through Atlantic City casinos, subject to regulations to be adopted by the NJDGE.

The global financial crisis and a prolonged economic recovery may have an effect on our business and financial condition in ways that we currently cannot accurately predict.

The significant economic distress affecting financial institutions has had, and may continue to have, far-reaching adverse consequences across many industries, including the gaming industry. The recent credit and liquidity crisis greatly restricted the availability of capital and caused the cost of capital (if available) to be much higher than it has traditionally been. Although the financial markets have seen recent signs of recovery and increased availability of capital, the financial markets are still fragile and remain volatile. We have no assurance that we will continue to have access to credit or capital markets at desirable times or at rates that we would consider acceptable, and the lack of such funding could have a material adverse effect on our business, results of operations and financial condition, including our ability to refinance our or Borgata’s indebtedness, our flexibility to react to changing economic and business conditions and our ability or willingness to fund new development projects.

We are not able to predict the duration or strength of the economic recovery or the resulting impact on the solvency or liquidity of our lenders. Prolonged slow growth or a downturn, or further worsening or broadening of adverse conditions in the worldwide and domestic economies could affect our lenders. If a large percentage of our lenders were to file for bankruptcy or otherwise default on their obligations to us, we may not have the liquidity under our Credit Facility to fund our current projects. There is no certainty that our lenders will continue to remain solvent or fund their respective obligations under our Credit Facility. If we were otherwise required to renegotiate or replace our Credit Facility, there is no assurance that we would be able to secure terms that are as favorable to us, if at all.

We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets.

In accordance with the authoritative accounting guidance for goodwill and other intangible assets, we test our goodwill and indefinite-lived intangible assets for impairment annually or if a triggering event occurs. During the fourth quarter of 2012, we changed the date of our annual goodwill and indefinite-lived intangible assets impairment test dates to October 1. Prior to the fourth quarter of 2012, we performed annual impairment tests on our goodwill on April 1. The change in the impairment test dates for all reporting units to October 1 did not delay, accelerate or avoid an impairment charge, as the impairment tests were performed on their respective test dates during 2012, and did not result in any impairment. Management believes that the new impairment test date is preferable because it is more closely aligned with our annual financial planning process. These financial plans are a key component utilized in the annual impairment testing process. The change in the impairment test dates constitutes a change in accounting principle under ASC 250, “Accounting for Changes and Error Corrections,” and had no impact on our consolidated balance sheet, statement of operations or cash flows. We determined it was impracticable to objectively determine projected cash flows and related valuation estimates that would have been used as of each October 1 for periods prior to October 1, 2012 without the use of hindsight. As such, we have prospectively applied the change in annual goodwill and indefinite-lived impairment testing date from October 1, 2012.

Echelon

On August 1, 2008, we announced the delay of our multibillion dollar Echelon development project on the Las Vegas Strip. At that time, we did not anticipate the long-term effects of the current economic downturn, evidenced by lower occupancy rates, declining room rates and reduced consumer spending across the country, but particularly in the Las Vegas geographical area, nor did we predict the incremental amount of additional supply into the Las Vegas market.

In December 2012, we reconsidered our commitment to complete the Echelon project and concluded that we would not resume development. Based on the exploration of the viability of alternatives for the project, in the three months ended December 31, 2012, we recorded a non-cash impairment charge of approximately $993.9 million related to the Echelon development and $39.4 million related to various parcels of undeveloped land based on the difference between the book value of the assets and the estimated realizable value of the assets. On March 4, 2013, we sold the Echelon site and related improvements on the site and received net proceeds of $157.0 million.

Sam’s Town Shreveport

During the year ended December 31, 2012, we also recorded a non-cash impairment charge of $17.5 million to the Sam’s Town Shreveport gaming license in connection with the annual impairment test. During the year ended December 31, 2012, this property’s operating results were less than expected due to weaker than anticipated discretionary consumer spending and increased competition.

Borgata Trademark

During the three months ended March 31, 2011, we performed an interim impairment test on the trademark we recorded in connection with the valuation of Borgata due to our consideration of a change in facts and circumstances surrounding an adverse change in the business climate in the Atlantic City region. As a result, we recorded a $5.0 million impairment to the trademark. We believe our actual results have been adversely impacted by increased regional competition, and that in addition, Borgata’s projected future results could be further negatively impacted by a new property that formally opened in Atlantic City, on May 25, 2012. We also believe the refinancing of Borgata’s debt and recapitalization of its member equity contributed to the results of this impairment test.

If our estimates of projected cash flows related to our assets are not achieved, we may be subject to future impairment charges, which could have a material adverse impact on our consolidated financial statements.

Our partner in MDDHC, the limited liability company that owns and operates Borgata Hotel Casino and Spa in Atlantic City, New Jersey, has transferred its 50% interest and we do not have the ability to select the new partner.

We own a 50% controlling interest in the limited liability company that operates Borgata. MGM currently beneficially owns the other 50% interest. As a result of the NJDGE investigation of MGM’s relationship with its joint venture partner in Macau, MGM entered into a settlement agreement with the NJDGE and the New Jersey Casino Control Commission (the “NJCCC”) under which MGM placed its 50% ownership interest in Borgata into the Divestiture Trust, which was established for the purpose of selling the MGM Interest to a third party. On February 20, 2013, MGM announced that it had entered into an amendment with the NJDGE, effective February 13, 2013, pursuant to which MGM was allowed to reapply to the New Jersey Casino Control Commission for licensure in New Jersey with the deadline to sell the MGM Interest deferred pending the outcome of the licensure process.

We are the managing member of the limited liability company that operates Borgata, and have been, and will continue to be responsible for the day-to-day operations of Borgata, including the operations and improvement of the facility and business. Additionally, we hold a right of first refusal on any sale of the MGM Interest in Borgata. However, if MGM’s efforts to be relicensed in New Jersey fail and they are forced to sell the MGM Interest, we believe we will need to expend managerial resources to effectuate the eventual sale of the MGM Interest from the Divestiture Trust to a new partner, regardless of whether we exercise our right of first refusal. Other than exercising our right of first refusal, we generally do not have the ability to affect the selection of the potential new partner at Borgata.

While we believe we will retain direct control of the operations of Borgata, based on our current operating agreement, a new partner may want to negotiate greater rights or different terms. If we agree to consider changes to the operating agreement, these negotiations may decrease our ability to directly control the facility and effectively manage our financial risk. Any new partner could have economic or business interests or goals that are inconsistent with our economic or business interests or goals. The ongoing operation of the facility could change if we agree to negotiate agreements with a new partner that contain terms that differ from our existing operating agreement.

In addition, the Borgata Revolving Credit Facility matures in February 2018 (or earlier upon the occurrence or non-occurrence of certain events). At the time of maturity, if Borgata is unable to refinance its bank credit facility on favorable terms, additional credit support and/or capital contributions in the form of equity may be necessary to fund the ongoing operations of Borgata. This additional credit and/or equity may need to be contributed by us or a new partner, if any, or from both. If we are unable to obtain adequate financing in a timely manner, or at all, we may be unable to meet the operating cash flow needs of Borgata, and our investment would be at risk. Moreover, if any new partner does not have the financial resources to meet its share of the obligations, or subsequently declares bankruptcy, we could be required to fund more than our 50% share.

We face risks associated with growth and acquisitions.

As part of our business strategy, we regularly evaluate opportunities for growth through development of gaming operations in existing or new markets, through acquiring other gaming entertainment facilities or through redeveloping our existing gaming facilities. For example, in November 2012, we completed the Peninsula Acquisition, and in October 2011, we completed the acquisition of IP. In January 2009, we completed the hotel construction project at Blue Chip. We may also pursue expansion opportunities, including joint ventures, in jurisdictions where casino gaming is not currently permitted in order to be prepared to develop projects upon approval of casino gaming. The expansion of our operations, whether through acquisitions, development or internal growth, could divert management’s attention and could also cause us to incur substantial costs, including legal, professional and consulting fees. There can be no assurance that we will be able to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems. Additionally, there can be no assurance that we will receive gaming or other necessary licenses or approvals for our new projects or that gaming will be approved in jurisdictions where it is not currently approved.

Ballot measures or other voter-approved initiatives to allow gaming in jurisdictions where gaming, or certain types of gaming (such as slots), was not previously permitted could be challenged, and, if such challenges are successful, these ballot measures or initiatives could be invalidated. Furthermore, there can be no assurance that there will not be similar or other challenges to legalized gaming in existing or current markets in which we may operate or have development plans, and successful challenges to legalized gaming could require us to abandon or substantially curtail our operations or development plans in those locations, which could have a material adverse effect on our financial condition and results of operations.

There can be no assurance that we will not face similar challenges and difficulties with respect to new development projects or expansion efforts that we may undertake, which could result in significant sunk costs that we may not be able to fully recoup or that otherwise have a material adverse effect on our financial condition and results of operations.

Our expansion and development opportunities, including the development costs associated with the Kansas Star facility, may face significant risks inherent in construction projects.

We regularly evaluate expansion, development, investment and renovation opportunities. For example, we are undergoing further development of the Kansas Star facility, which entails significant risks.

This project and any other development projects we may undertake will be subject to many other risks inherent in the expansion or renovation of an existing enterprise or construction of a new enterprise, including unanticipated design, construction, regulatory, environmental and operating problems and lack of demand for our projects. Our current and future projects could also experience:

•	changes to plans and specifications (including changes for the Kansas Star facility, some of which may require the approval of the Kansas Lottery Commission);

•	delays and significant cost increases;

•	shortages of materials;

•	shortages of skilled labor or work stoppages for contractors and subcontractors;

•	labor disputes or work stoppages;

•	disputes with and defaults by contractors and subcontractors;

•	health and safety incidents and site accidents;

•	engineering problems, including defective plans and specifications;

•	poor performance or nonperformance by any of our joint venture partners or other third parties on whom we place reliance;

•

changes in laws and regulations, or in the interpretation and enforcement of laws and regulations, applicable to gaming facilities, real estate development or construction projects, including by the Kansas Racing and Gaming Commission;

•	unforeseen construction scheduling, engineering, environmental, permitting, construction or geological problems;

•	environmental issues, including the discovery of unknown environmental contamination;

•	weather interference, floods, fires or other casualty losses;

•	other unanticipated circumstances or cost increases; and

•	failure to obtain necessary licenses, permits, entitlements or other governmental approvals.

The occurrence of any of these development and construction risks could increase the total costs of our construction projects, including the Kansas Star facility, or delay or prevent the construction or opening or otherwise affect the design and features of our construction projects, such as the Kansas Star facility, which could materially adversely affect our plan of operations, financial condition and ability to satisfy our debt obligations.

We have entered into a fixed-price, or guaranteed maximum price, contract with a construction manager for the construction of the first phase of the Kansas Star facility, however there is no guarantee we will be able to do so with respect to construction of the final phase of the development. As a result, we may be required to rely heavily on our in-house development and construction team to manage construction costs and coordinate the work of the various trade contractors. The lack of any fixed-price contract with a construction manager or general contractor for construction of the final phase would put more of the risk of cost-overruns on us. If we are unable to manage costs or we are unable to raise additional capital required to complete the Kansas Star facility, we may not be able to complete the project, which may have an adverse impact on our business and prospects for growth.

Additionally, Kansas Star has a contractual obligation to cause the construction of 150 additional hotel rooms. These may be paid for and constructed by the third party hotel operation. However, Kansas Star may be required to finance this construction. If Kansas Star is required to finance this construction, it may have an adverse impact on our business and prospects for growth.

In addition, actual costs and construction periods for any of our projects can differ significantly from initial expectations. Our initial project costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared at inception of the project in consultation with architects and contractors. Many of these costs can increase over time as the project is built to completion. We can provide no assurance that any project will be completed on time, if at all, or within established budgets, or that any project will result in increased earnings to us. Significant delays, cost overruns, or failures of our projects to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

The failure to obtain necessary government approvals in a timely manner, or at all, can adversely impact our various expansion, development, investment and renovation projects.

Certain permits, licenses and approvals necessary for some of our current or anticipated projects have not yet been obtained. The scope of the approvals required for expansion, development, investment or renovation projects can be extensive and may include gaming approvals, state and local land-use permits and building and zoning permits. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled openings of the facilities. We may not obtain the necessary permits, licenses and approvals within the anticipated time frames, or at all.

In addition, although we design our projects to minimize disruption of our existing business operations, expansion and renovation projects require, from time to time, all or portions of affected existing operations to be closed or disrupted. Any significant disruption in operations of a property could have a significant adverse effect on our business, financial condition and results of operations.

The development costs of the Kansas Star facility are estimates only, and actual development costs may be higher than expected.

We have developed our budgets based on our plans, which are subject to change. We expect the total development cost of the Kansas Star facility to be approximately $331 million, including the privilege fee, construction costs, land acquisition costs, development costs relating to a hotel which is being developed by a third party, costs of furniture, fixtures and equipment, pre-opening expenses, initial cage cash, and other development costs. While we believe that the overall budget for the development costs for the Kansas Star facility is reasonable, these development costs are only estimates and the actual development costs may be significantly higher than expected. Unforeseen or unexpected difficulties or delays during construction may also adversely impact the Kansas Star facility’s budget. Our inability to pay development costs as they are incurred would negatively affect our ability to complete the Kansas Star facility on time.

Our Lottery Gaming Facility Management Contract with the State of Kansas contractually obligates us to open certain phases of our project by certain specified dates. For example, with certain exceptions, our permanent gaming facility must be completed by January 14, 2013, which we completed on December 12, 2012, and our entire construction project (as set forth in the Management Contract) must be completed no later than January 14, 2015. However, if we fail to meet the future completion date for our entire construction project, we would be in breach of the Management Contract. If we breach our Management Contract, the State of Kansas has certain remedies, up to and including cancellation of our contract, which if it occurred, would cause a material adverse impact with respect to our business, results of operations, cash flows and financial condition.

We are subject to extensive governmental regulation, as well as federal, state and local laws affecting business in general, which may harm our business.

The ownership, management and operation of our gaming facilities are subject to extensive laws, regulations and ordinances which are administered by the Nevada Gaming Commission and Gaming Control Board, Mississippi Gaming Commission, Indiana Gaming Commission, Illinois Gaming Board, New Jersey Casino Control Commission, Iowa Racing and Gaming Commission, the Kansas Lottery Commission, the Kansas Racing and Gaming Commission, the Louisiana State Gaming Control Board, the Louisiana State Racing Commission and various other federal, state and local government entities and agencies. We are subject to regulations that apply specifically to the gaming industry and horse racetracks and casinos, in addition to regulations applicable to businesses generally. A more detailed description of the governmental gaming regulations to which we are subject has been filed as Exhibit 99.3 to the Registration Statement on Form S-4 (File No. 333- 187468), which was declared effective on April 23, 2013 (the “S-4 Registration Statement”). If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our company.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our properties. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.

Gambling

Legislative or administrative changes in applicable legal requirements, including legislation to prohibit casino gaming, have been proposed in the past. For example, in 1996, the State of Louisiana adopted a statute in connection with which votes were held locally where gaming operations were conducted and which, had the continuation of gaming been rejected by the voters, might have resulted in the termination of operations at the end of their current license terms. During the 1996 local gaming referendums, Lafayette Parish voted to disallow gaming in the Parish, whereas St. Landry Parish, the site of our racino, voted in favor of gaming. All parishes where riverboat gaming operations are currently conducted voted to continue riverboat gaming, but there can be no guarantee that similar referenda might not produce unfavorable results in the future. Proposals to amend or supplement the Louisiana Riverboat Economic Development and Gaming Control Act and the Pari-Mutuel Act also are frequently introduced in the Louisiana State legislature. In the 2001 session, a representative from Orleans Parish introduced a proposal to repeal the authority of horse racetracks in Calasieu Parish (the site of Delta Downs) and St. Landry Parish (the site of our racino) to conduct slot machine gaming at such horse racetracks and to repeal the special taxing districts created for such purposes. If adopted, this proposal would have effectively prohibited us from operating the casino portion of our racino. In addition, the Louisiana legislature, from time to time, considers proposals to repeal the Pari-Mutuel Act.

The legislation permitting gaming in Iowa authorizes the granting of licenses to “qualified sponsoring organizations.” Such “qualified sponsoring organizations” may operate the gambling structure itself, subject to satisfying necessary licensing requirements, or it may enter into an agreement with an operator to operate gambling on its behalf. An operator must be approved and licensed by the Iowa Racing and Gaming Commission. The DRA, a not-for-profit corporation organized for the purpose of operating a pari-mutuel greyhound racing facility in Dubuque, Iowa, first received a riverboat gaming license in 1990 and, pursuant to the Amended DRA Operating Agreement, has served as the “qualified sponsoring organization” of the Diamond Jo since March 18, 1993. The term of the Amended DRA Operating Agreement expires on December 31, 2018. The WCDA, pursuant to the WCDA Operating Agreement, serves as the “qualified sponsoring organization” of Diamond Jo Worth. The term of the WCDA Operating Agreement expires on March 31, 2015, and is subject to automatic three-year renewal periods. If the Amended DRA Operating Agreement or WCDA Operating Agreement were to terminate, or if the DRA or WCDA were to otherwise discontinue acting as our “qualified sponsoring organization” with respect to our operation of the Diamond Jo or Diamond Jo Worth, respectively, and we were unable to obtain approval from the Iowa Racing and Gaming Commission to partner with an alternative “qualified sponsoring organization” as required by our gaming license, we would no longer be able to continue our Diamond Jo or Diamond Jo Worth operations, which would materially and adversely affect our business, results of operations and cash flows.

Regulation of smoking

Each of New Jersey and Illinois has adopted laws that significantly restrict, or otherwise ban, smoking at our properties in those jurisdictions. The New Jersey and Illinois laws that restrict smoking at casinos, and similar legislation in other jurisdictions in which we operate, could materially impact the results of operations of our properties in those jurisdictions. Kansas has also attempted to pass legislation to regulate smoking in casino and racetrack gaming floors during each of the past two years.

On April 15, 2007, an ordinance in Atlantic City became effective which extended smoking restrictions under the New Jersey Smoke-Free Air Act. This ordinance mandated that casinos restrict smoking to designated areas of up to 25% of the casino floor. During April 2008, Atlantic City’s City Council unanimously approved an amendment to the ordinance, banning smoking entirely on all casino gaming floors and casino simulcasting areas, but allowing smoking in separately exhausted, non-gaming, smoking lounges. The amendment to the ordinance became effective on October 15, 2008, however, on October 27, 2008, Atlantic City’s City Council voted to postpone the full smoking ban for at least one year due to, among other things, the weakened economy and increased competition in adjoining states. The postponement of the full smoking ban became effective on November 16, 2008. In December 2009, Atlantic City’s City Council announced that it would not consider a full smoking ban in casinos pending further review.

Additionally, on July 1, 2012, a state statute in Indiana became effective that imposed a state wide smoking ban in specified businesses, buildings, public places and other articulated locations. The statute specifically exempted riverboat casinos, and all other gaming facilities in Indiana, from the smoking ban. However, the statute allowed local governments to enact a more restrictive smoking ban than the state statute and also left in place any more restrictive local legislation that existed as of the effective date of the statute. To date, neither Michigan City nor LaPorte County, where Blue Chip is located, have enacted any ordinance or other law which would impose a smoking ban on Blue Chip.

Regulation of directors, officers, key employees and partners

Our directors, officers, key employees, joint venture partners and certain shareholders must meet approval standards of certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position or a joint venture partner unsuitable, we would be required to sever our relationship with that person or the joint venture partner may be required to dispose of their interest. State regulatory agencies may conduct investigations into the conduct or associations of our directors, officers, key employees or joint venture partners to ensure compliance with applicable standards.

Certain public and private issuances of securities and other transactions that we are party to also require the approval of some state regulatory authorities.

Live racing regulations

Louisiana gaming regulations and our gaming license for the Evangeline Downs and Delta Downs require that we, among other things, conduct a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the horse racetrack. Live racing days typically vary in number from year to year and are based on a number of factors, many of which are beyond our control, including the number of suitable race horses and the occurrence of severe weather. If we fail to have the minimum number of racing days, our gaming license with respect to the racino may be canceled, and the casino will be required to cease operations. Any cessation of our operation would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

Regulations affecting businesses in general

In addition to gaming regulations, we are also subject to various federal, state and local laws and regulations affecting businesses in general. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, smoking, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. For example, Nevada recently enacted legislation that eliminated, in most instances, and, for certain pre-existing development projects, reduced, property tax breaks and retroactively eliminated certain sales tax exemptions offered as incentives to companies developing projects that meet certain environmental “green” standards. As a result, we, along with other companies developing projects that meet such standards, may not realize the full tax benefits that were originally anticipated.

We are subject to extensive taxation policies, which may harm our business.

The federal government has, from time to time, considered a federal tax on casino revenues and may consider such a tax in the future. If such an increase were to be enacted, our ability to incur additional indebtedness in the future to finance casino development projects could be materially and adversely affected. In addition, gaming companies are currently subject to significant state and local taxes and fees, in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. For example, in June 2006, the Illinois legislature passed certain amendments to the Riverboat Gambling Act, which affected the tax rate at Par-A-Dice. The legislation, which imposes an incremental 5% tax on adjusted gross gaming revenues, was retroactive to July 1, 2005. As a result of this legislation, we were required to pay additional taxes, resulting in a $6.7 million tax assessment in June 2006.

We are subject to significant taxes and fees relating to our gaming operations, which are subject to increase at any time. Currently, in Iowa, we are taxed at an effective rate of approximately 21.5% of our adjusted gross receipts by the State of Iowa, we pay the city of Dubuque a fee equal to $500,000 per year and we pay a fee equal to 4.5% and 5.76% of adjusted gross receipts to the DRA and WCDA, respectively. In addition, all Iowa gaming licensees share equally in costs of the Iowa Racing and Gaming Commission and related entities to administer gaming in Iowa, which is currently approximately $0.9 million per year per facility. Currently, at Evangeline Downs, we are taxed at an effective rate of approximately 36.5% of our adjusted gross slot revenue and pay to the Louisiana State Racing Commission a fee of $0.25 for each patron who enters the racino on live race days from the hours of 6:00 pm to midnight, enters the racino during non-racing season from the hours of noon to midnight Thursday through Monday, or enters any one of our OTBs. Our Amelia Belle riverboat casino in Louisiana pays an annual state gaming tax rate of 21.5% of adjusted gross receipts. Additionally, Amelia Belle has an agreement with the Parish of St. Mary to permit the berthing of the riverboat casino in Amelia, Louisiana. That agreement provides for percentage fees based on the level of net gaming revenue as follows: the first $60 million, 2.5%; $60 to $96 million, 3.5%; and greater than $96 million, 5.0%. The annual minimum fee due under the agreement is $1.5 million. The Kansas Star, pursuant to its Management Contract with the State of Kansas pays total taxes of between 27% and 31% of gross gaming revenue, based on achievement of the following revenue levels: 27% on gross gaming revenue up to $180 million, 29% on amounts from $180 million to $220 million, and 31% on amounts above $220 million in gross gaming revenue. KSC is also contractually obligated to pay its proportionate share of certain expenses incurred by the Kansas Lottery Commission and the Kansas Racing and Gaming Commission, which are estimated to be approximately $3.9 million on an annual basis.

Nevada Use Tax Refund Claims

On March 27, 2008, the Nevada Supreme Court issued a decision in Sparks Nugget, Inc. vs. The State of Nevada Department of Taxation (the “Department”), holding that food purchased for subsequent use in the provision of complimentary and/or employee meals was exempt from use tax. As a result of this decision, refund claims were filed for use taxes paid, over the period November 2000 through May 2008, on food purchased for subsequent use in complimentary and employee meals at our Nevada casino properties. The estimated refund, as of May 30, 2013 was in the range of $19.1 million to $21.6 million, including interest. In 2009, the Department audited and denied our refund claim while simultaneously issuing a $12.3 million sales tax deficiency assessment, plus interest of $7.5 million. We appealed both the denial of the refund claim as well as the deficiency assessment in a hearing before the Nevada Administrative Law Judge (“ALJ”) in September 2010. In April 2011, the judge issued a split decision, granting a refund on employee meals and applying a sales tax measure on complimentary meals; however, the ruling barred retroactive application of the sales tax measure to all years in the refund claim period, effectively overturning the Department’s 2009 deficiency assessment. Both we and the Department appealed the decision to the Nevada State Tax Commission (the “Commission”). On August 8, 2011, the Commission remanded the case back for a second administrative hearing, which was held on September 26, 2011, to allow for the introduction of additional supporting documentation. The ALJ issued a decision on November 8, 2011, reversing her position on the employee meal refund claim while also affirming the denial of the complimentary meal refund, as well as the denial of a retroactive application of the sales tax measure to both employee and complimentary meals. The ALJ’s decision was affirmed in a Commission hearing on January 23, 2012. On February 15, 2012 we filed a petition for judicial review in Clark County District Court. We received a split decision at our District Court hearing on October 17, 2012. The District Court Judge (the “Judge”) affirmed the ALJ decision that sales tax was applicable to complimentary meals and reversed the decision on employee meals, concluding that such meals were exempt from sales tax. The Department has asserted that, although the statute of limitations prohibits their ability to collect incremental sales tax on complimentary meals, the statutes provide for an offset of the incremental sales tax against refunds due on employee meals. As such, the Department believes that it is not required to pay the employee meal refunds. The Judge did not issue a decision with respect to the refund claim offset. We appealed the decision on complimentary meals to the Nevada State Supreme Court and the Department appealed the decision on employee meals. The State Supreme Court suspended our briefing schedule and remanded the case back to District Court for a remedy on the offset issue. In May 2013 we executed a settlement agreement with the Department and Commission. Under the terms of the agreement, we would withdraw our refund claims and dismiss the related litigation, contingent on the enactment of prospective legislation that exempted complimentary and employee meals from sales tax. The Department agreed not to assess sales tax on such meals prior to the date of the legislation’s enactment. The legislation exempting complimentary and employee meals from sales tax was passed on May 30, 2013 and signed into law by the Governor of Nevada on June 13, 2013.The agreement further provides a claw-back provision whereby the State of Nevada would be required to refund a pro-rata portion of the withdrawn claims in the event future legislation was enacted, prior to February 1, 2019, subjecting complimentary and employee meals to sales tax. As the terms of the agreement were met upon enactment of the legislation, we intend to file a stipulation for dismissal of our claims in District Court and all contingent liabilities associated with sales tax on complimentary and employee meals have been eliminated.

Blue Chip Property Taxes

Blue Chip received a property tax assessment for its 2010 tax year in January 2013 but has not received valuation notices or final tax rates for the years 2011 through 2013. The 2010 tax assessment increased the taxable property value approximately 46% over the settlement valuation agreed to in Blue Chip’s 2009 appeal. We have made the minimum required payment against provisional bills received for the tax years 2010 through 2013, all of which were based on our 2006 appeal valuation. We have appealed the 2010 tax assessment. We have accrued, net of the payment of the minimum requirements discussed above, approximately $17.0 million for this property tax liability as of June 30, 2013, based on what we believe to be the most likely outcome, once all valuations have been received and all tax rates have been finalized; however, we can provide no assurances that the estimated amount accrued will approximate the actual amount assessed. The final tax assessment notices for the period January 1, 2011 through June 30, 2013, which have not been received as of June 30, 2013, could result in further adjustment to our estimated property tax liability at Blue Chip.

New Jersey Income Taxes

Atlantic City casinos, including Borgata, currently pay a 9.25% effective tax rate on gross gaming revenues. We also pay property taxes, sales and use taxes, payroll taxes, franchise taxes, room taxes, parking fees, various license fees, investigative fees and our proportionate share of regulatory costs. Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as property taxes and interest expense. Borgata is treated as a partnership for federal income tax purposes and therefore federal income taxes are the responsibility of its members. Casino partnerships in New Jersey, however, are subject to state income taxes under the Casino Control Act. Therefore, Borgata is required to record New Jersey state income taxes. We cannot assure you that the State of New Jersey will not enact legislation that increases gaming tax rates.

Increase in Taxation

If there is any material increase in state and local taxes and fees, our business, financial condition and results of operations could be adversely affected.

We own real property and are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities, and could affect our ability to develop, sell or rent our property or to borrow money where such property is required to be used as collateral.

We are subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges to air and water, the generation, handling, management and disposal of petroleum products or hazardous substances or wastes, and the health and safety of our employees. Permits may be required for our operations and these permits are subject to renewal, modification and, in some cases, revocation. In addition, under environmental laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of investigation and removal or remediation of some kinds of hazardous substances or petroleum products on, under, or in its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. Additionally, as an owner or operator, we could also be held responsible to a governmental entity or third parties for property damage, personal injury and investigation and cleanup costs incurred by them in connection with any contamination. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use our property.

In addition, as part of our business in Worth County, Iowa, we operate a gas station, which includes a number of underground storage tanks containing petroleum products. The presence of, or failure to remediate properly, the substances may adversely affect the ability to sell or rent the property or to borrow funds using the property as collateral. Additionally, the owner of a site may be subject to claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

We have reviewed environmental assessments, in some cases including soil and groundwater testing, relating to our currently owned and leased properties in Dubuque, Iowa, and other properties we may lease from the City of Dubuque or other parties. As a result, we have become aware that there is contamination present on some of these properties apparently due to past industrial activities. Additionally, the location of the Kansas Star is the site of several non-operational oil wells, the remediation of which has been addressed in connection with the construction of the development project. We have also reviewed environmental assessments and are not aware of any environmental liabilities related to any of our other properties.

It is possible that future developments could lead to material costs of environmental compliance for us and that these costs could have a material adverse effect on our business and financial condition, operating results and cash flows.

Borgata is a participant in a multiemployer pension plan, and the plan has been certified in critical status by the fund’s actuary.

In connection with Borgata’s collective bargaining agreement with the culinary and hotel workers union, Local 54/UNITE HERE, it participates in the UNITE HERE National Retirement Fund pension plan (the “Fund”). On March 31, 2010, as a result of the extraordinary decline in the financial markets and downturn in the economy, the Fund was certified in critical status by the Fund’s actuary under the federal multiemployer plan funding laws pursuant to the Pension Protection Act of 2006 (the “PPA”). In connection with the certification, the Fund’s board of trustees has adopted a rehabilitation plan effective on April 1, 2010 (the “Rehabilitation Plan”) with the goal of enabling the Fund to emerge from critical status by January 1, 2023. The Rehabilitation Plan provides for certain increases in employer contributions and, in some cases, a reduction in participant benefits. On May 28, 2010, Borgata agreed upon a schedule with Local 54/UNITE HERE pursuant to which it began making increased monthly contributions to the Fund effective October 1, 2011.

A renewed economic decline could have a significant adverse effect on the financial condition of the Fund, which may require Borgata to make contributions in addition to those already contemplated. Any such increases in required contributions could adversely affect Borgata’s results of operations.

Additionally, in connection with Borgata’s collective bargaining agreements with the Local 68 Engineers Union Pension Plan and the NJ Carpenters Pension Fund, it participates in other multiemployer pension plans that have been certified in critical status under the federal multiemployer plan funding laws pursuant to the PPA.

The boards of trustees of these plans have adopted rehabilitation plans and Borgata is currently in discussions with the boards regarding its level of participation in the rehabilitation plans. The impact of the rehabilitation plans is not expected to have a material adverse effect on Borgata’s financial condition, results of operations or cash flows.

Under applicable federal law, any employer contributing to a multiemployer pension plan that completely ceases participating in the plan while it is underfunded is subject to payment of such employer’s assessed share of the aggregate unfunded vested benefits of the plan. In certain circumstances, an employer can also be assessed withdrawal liability for a partial withdrawal from a multiemployer pension plan. The exact amount of potential exposure could be higher or lower than the estimate, depending on, among other things, the nature and timing of any triggering events and the funded status of the Fund, or other funds to which it contributes, at that time.

We own facilities that are located in areas that experience extreme weather conditions.

Extreme weather conditions may interrupt our operations, damage our properties and reduce the number of customers who visit our facilities in the affected areas.

For example, due to flooding of the Mississippi River, the Mississippi Gaming Commission ordered the nine casinos located in Tunica, Mississippi to close indefinitely to ensure the safety of visitors and employees. Accordingly, effective May 1, 2011, we closed Sam’s Town Hotel and Gambling Hall in Tunica. We were able to reopen on May 28, 2011; however, Sam’s Town Hotel and Gambling Hall suffered minor damage, and have reached a settlement with our insurer. In addition, the Amelia Belle was negatively impacted by the opening of the Morganza Spillway in 2011, due to imminent threat of severe flooding.

In addition, certain of our properties have been forced to close due to hurricanes. In August 2008, Treasure Chest was closed for eight days including Labor Day weekend due to Hurricane Gustav. In September 2008, Treasure Chest was closed for two days as a result of Hurricane Ike and in 2005 the property was closed for 44 days as a result of Hurricane Katrina. Delta Downs was closed for six days in August 2008 due to Hurricane Gustav and seven days in September 2008 due to Hurricane Ike. Hurricane Gustav forced the closure of Evangeline Downs for five days in 2008 and Amelia Belle was closed from August 2005 to May 2007 due to Hurricane Katrina. In 2005, Delta Downs suffered significant property damage as a result of Hurricane Rita and closed for 42 days. In September 2011, Borgata was closed for three days due to Hurricane Irene. In October and November 2012, Borgata was closed for four days due to Superstorm Sandy.

Moreover, Blue Chip, Par-A-Dice, Sam’s Town Tunica, Sam’s Town Shreveport, Treasure Chest and Borgata are each located in an area that has been identified by the director of the Federal Emergency Management Agency (“FEMA”) as a special flood hazard area, which, according to the FEMA statistics, has a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year. Furthermore, our properties in Iowa and Kansas are at risk of experiencing snowstorms, tornadoes and flooding.

In addition to the risk of flooding and hurricanes, snowstorms and other adverse weather conditions may interrupt our operations, damage our properties and reduce the number of customers who visit our facilities in the affected area. For example, during January and February 2011, much of the country was impacted by some of the worst winter weather in decades, particularly in the Midwest. Although our properties at Blue Chip and Par-A-Dice were not closed as a result, these storms made it very difficult for our customers to visit, and we believe such winter weather had a material and adverse impact on the results of our operations during such time. Additionally, February 2010 was the snowiest month ever recorded in Atlantic City, which generally kept would-be gamblers from traveling to Borgata, contributing to a drop in Borgata’s monthly revenues from January to February. The 2010 winter season was the worst on record, and travel throughout the entire Northeast was extremely difficult. The residual impact from these record winter storms resulted in day trip visitations to Atlantic City that were reduced or delayed as regional school calendars were extended in order to make up for prior school closures. Additionally, extreme heat and low precipitation levels in the latter half of the first six months of 2010, particularly in the month of June, had an adverse impact on visitation and spending at Borgata’s property. If there is a prolonged disruption at Borgata or any of our other properties due to natural disasters, terrorist attacks or other catastrophic events, our results of operations and financial condition could be materially adversely affected.

To maintain our gaming license for our Evangeline Downs racino, we must conduct a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the racetrack, and poor weather conditions may make it difficult for us to comply with this requirement.

While we maintain insurance coverage that may cover certain of the costs and loss of revenue that we incur as a result of some extreme weather conditions, our coverage is subject to deductibles and limits on maximum benefits. There can be no assurance that we will be able to fully collect, if at all, on any claims resulting from extreme weather conditions. If any of our properties are damaged or if their operations are disrupted as a result of extreme weather in the future, or if extreme weather adversely impacts general economic or other conditions in the areas in which our properties are located or from which they draw their patrons, our business, financial condition and results of operations could be materially adversely affected.

If we are not ultimately successful in dismissing the action filed against Treasure Chest, we may potentially lose our ability to operate the Treasure Chest property and our business, financial condition and results of operations could be materially adversely affected.

Alvin C. Copeland, the sole shareholder (deceased) of an unsuccessful applicant for a riverboat license at the location of Treasure Chest, has made several attempts to have the Treasure Chest license revoked and awarded to his company. In 1999 and 2000, Copeland unsuccessfully opposed the renewal of the Treasure Chest license and has brought two separate legal actions against Treasure Chest. In November 1993, Copeland objected to the relocation of Treasure Chest from the Mississippi River to its current site on Lake Pontchartrain. The predecessor to the Louisiana Gaming Control Board allowed the relocation over Copeland’s objection. Copeland then filed an appeal of the agency’s decision with the Nineteenth Judicial District Court. Through a number of amendments to the appeal, Copeland unsuccessfully attempted to transform the appeal into a direct action suit and sought the revocation of the Treasure Chest license. Treasure Chest intervened in the matter in order to protect its interests. The appeal/suit, as it related to Treasure Chest, was dismissed by the District Court and that dismissal was upheld on appeal by the First Circuit Court of Appeal. Additionally, in 1999, Copeland filed a direct action against Treasure Chest and certain other parties seeking the revocation of Treasure Chest’s license, an award of the license to him, and monetary damages. The suit was dismissed by the trial court, citing that Copeland failed to state a claim on which relief could be granted. The dismissal was appealed by Copeland to the Louisiana First Circuit Court of Appeal. On June 21, 2002, the First Circuit Court of Appeal reversed the trial court’s decision and remanded the matter to the trial court. On January 14, 2003, we filed a motion to dismiss the matter and that motion was partially denied. The Court of Appeal refused to reverse the denial of the motion to dismiss. In May 2004, we filed additional motions to dismiss on other grounds. There was no activity regarding this matter during 2005 and 2006, and the case was set to be dismissed by the court for failure to prosecute by the plaintiffs in mid-May 2007; however on May 1, 2007, the plaintiff filed a motion to set a hearing date related to the motions to dismiss. The hearing was scheduled for September 10, 2007, at which time all parties agreed to postpone the hearing indefinitely. The hearing has not yet been rescheduled. Mr. Copeland has since passed away and his son, the executor of his estate, has petitioned the court to be substituted as plaintiff in the case. On June 9, 2009, the plaintiff filed to have the exceptions set for hearing. The parties decided to submit the exceptions to the court on the previously filed briefs. The court issued a ruling denying the exceptions on August 9, 2010. Copeland’s counsel indicated a desire to move forward with the litigation and requested that the parties respond to outstanding discovery. Subsequently, on August 11, 2010, Robert J. Guidry, the co-defendant, filed a third party demand against the U.S. Attorney’s Office seeking enforcement of Guidry’s plea agreement which would limit Guidry’s exposure in the case. On September 9, 2010, the U.S. Attorney’s Office removed the suit to the U.S. District Court, Middle District of Louisiana. Guidry then filed a motion to dismiss for failing to state a cause of action asserting the same arguments he tried in state court, which we joined. The U.S. Attorney filed a motion to dismiss for lack of subject matter jurisdiction. The U.S. District Court heard the motions on March 16, 2011. On April 1, 2011, the U.S. Attorney’s Office moved for summary judgment, maintaining its jurisdictional argument as well as seeking substantive relief. On September 2, 2011, the judge issued an Order stating that the case should be remanded to state district court. A Remand Order was issued on September 15, 2011, sending the case back to the 19th Judicial District Court, East Baton Rouge Parish, State of Louisiana. Guidry filed a motion for partial summary judgment on November 14, 2011 to limit the damages in the case. Treasure Chest joined in the motion. The hearing on the Motion for Partial Summary Judgment was held on September 10, 2012. On October 3, 2012, Judge Clark granted the motion which effectively struck Copeland’s demands for lost profits, the value of the Treasure Chest license and the value of Treasure Chest’s success. On October 26, 2012, Copeland filed a supervisory writ application with the First Circuit Court of Appeal asking that the partial summary judgment be reversed. Treasure Chest and Guidry opposed the writ. On February 13, 2013, the writ was denied leaving intact the partial summary judgment. Discovery is proceeding.

We currently are vigorously defending the lawsuit. If this matter ultimately results in the Treasure Chest license being revoked, it could have a significant adverse effect on Treasure Chest’s business, financial condition and results of operations.

Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. In addition, our insurance costs may increase and we may not be able to obtain similar insurance coverage in the future.

Although we have “all risk” property insurance coverage for our operating properties, which covers damage caused by a casualty loss (such as fire, natural disasters, acts of war, or terrorism), each policy has certain exclusions. In addition, our property insurance coverage is in an amount that may be significantly less than the expected replacement cost of rebuilding the facilities if there was a total loss. Our level of insurance coverage also may not be adequate to cover all losses in the event of a major casualty. In addition, certain casualty events, such as labor strikes, nuclear events, acts of war, loss of income due to cancellation of room reservations or conventions due to fear of terrorism, deterioration or corrosion, insect or animal damage and pollution, may not be covered at all under our policies. Therefore, certain acts could expose us to substantial uninsured losses.

We also have “builder’s risk” insurance coverage for our development and expansion projects. Builder’s risk insurance provides coverage for projects during their construction for damage caused by a casualty loss. In general, our builder’s risk coverage is subject to the same exclusions, risks and deficiencies as those described above for our all-risk property coverage. Our level of builder’s risk insurance coverage may not be adequate to cover all losses in the event of a major casualty.

Blue Chip, Par-A-Dice, Sam’s Town Tunica, Sam’s Town Shreveport, Treasure Chest and Borgata are each located in an area that has been identified by the director of the FEMA as a special flood hazard area. According to the FEMA statistics, a special flood hazard area has a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year. Over a 30-year period, the risk of a 100-year flood in a special flood hazard area is 26%. Our level of flood insurance coverage may not be adequate to cover all losses in the event of a major flood.

Due to flooding of the Mississippi River, Sam’s Town Hotel and Gambling Hall was closed from May 1, 2011 until May 28, 2011. Sam’s Town Hotel and Gambling Hall was damaged, and while we carry business interruption insurance and general liability insurance, we have not settled on our claims, and this insurance may not be adequate to cover all losses in any such event.

We renew our insurance policies (other than our builder’s risk insurance) on an annual basis. The cost of coverage may become so high that we may need to further reduce our policy limits or agree to certain exclusions from our coverage.

Our debt instruments and other material agreements require us to meet certain standards related to insurance coverage. Failure to satisfy these requirements could result in an event of default under these debt instruments or material agreements.

We draw a significant percentage of our customers from certain geographic regions. Events adversely impacting the economy or these regions, including public health outbreaks and man-made or natural disasters, may adversely impact our business.

The California, Fremont and Main Street Station draw a substantial portion of their customers from the Hawaiian market. For the year ended December 31, 2012, patrons from Hawaii comprised 66% of the room nights sold at the California, 48% at Fremont and 52% at Main Street Station. Decreases in discretionary consumer spending, as well as an increase in fuel costs or transportation prices, a decrease in airplane seat availability, or a deterioration of relations with tour and travel agents, particularly as they affect travel between the Hawaiian market and our facilities, could adversely affect our business, financial condition and results of operations.

Our Las Vegas properties also draw a substantial number of customers from certain other specific geographic areas, including the Southern California, Arizona and Las Vegas local markets. Native American casinos in California and other parts of the United States have diverted some potential visitors away from Nevada, which has had and could continue to have a negative effect on Nevada gaming markets. In addition, due to our significant concentration of properties in Nevada, any man-made or natural disasters in or around Nevada, or the areas from which we draw customers to our Las Vegas properties, could have a significant adverse effect on our business, financial condition and results of operations. Each of our properties located outside of Nevada depends primarily on visitors from their respective surrounding regions and are subject to comparable risk.

Additionally, the expansion of casino gaming in or near the mid-Atlantic region from which Borgata attracts and expects to attract most of its customers could have a significant adverse effect on its business, results of operations and financial condition. In 2010, Pennsylvania passed legislation allowing table games at certain casinos in the state, and other states near New Jersey, including New York, Delaware, Connecticut, and Maryland have or are currently contemplating gaming legislation. The expansion of gaming facilities in nearby states will further increase competition and may adversely impact our business, financial condition and results of operations.

A number of our properties also compete with Native American tribes. Expansion of Native American gaming could have an adverse effect on such property’s business, results of operations and financial condition, as Native American gaming facilities typically have a significant operating advantage over our properties due to lower gaming fees or taxes, allowing those facilities to market more aggressively and to expand or update their facilities at an accelerated rate.

The strength and profitability of our business depends on consumer demand for hotel casino resorts in general and for the type of amenities our properties offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, other terrorist activities in the United States and elsewhere, military conflicts in Iraq, Afghanistan and elsewhere, outbreaks of infectious disease and pandemics, adverse weather conditions and natural disasters, among other things, have had negative impacts on travel and leisure expenditures. In addition, other factors affecting travel and discretionary consumer spending, including general economic conditions, disposable consumer income, fears of further economic decline and reduced consumer confidence in the economy, may negatively impact our business. We cannot predict the extent to which similar events and conditions may continue to affect us in the future. An extended period of reduced discretionary spending and/or disruptions or declines in tourism could significantly harm our operations.

Furthermore, our facilities are subject to the risk that operations could be halted for a temporary or extended period of time, as a result of casualty, flooding, forces of nature, adverse weather conditions, mechanical failure, or extended or extraordinary maintenance, among other causes. If there is a prolonged disruption at any of our properties due to natural disasters, terrorist attacks or other catastrophic events, our results of operations and financial condition could be materially adversely affected.

The outbreak of public health threats at any of our properties or in the areas in which they are located, or the perception that such threats exist, including pandemic health threats, such as the avian influenza virus, SARS, or the H1N1 flu, among others, could have a significant adverse effect on our business, financial condition and results of operations. Likewise, adverse economic conditions that affect the global, national or regional economies in which we operate, whether resulting from war, terrorist activities or other geopolitical conflict, weather, general or localized economic downturns or related events or other factors, could have a significant adverse effect on our business, financial condition and results of operations.

In addition, to the extent that the airline industry is negatively impacted due to the effects of the economic recession and continued economic downturn, outbreak of war, public health threats, terrorist or similar activity, increased security restrictions or the public’s general reluctance to travel by air, our business, financial condition and results of operations could be adversely affected.

Energy price increases may adversely affect our cost of operations and our revenues.

Our casino properties use significant amounts of electricity, natural gas and other forms of energy. In addition, our Hawaiian air charter operation uses a significant amount of jet fuel. While no shortages of energy or fuel have been experienced to date, substantial increases in energy and fuel prices, including jet fuel prices, in the United States have, and may continue to, negatively affect our results of operations. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, of which the impact could be material. In addition, energy and gasoline price increases could result in a decline of disposable income of potential customers, an increase in the cost of travel and a corresponding decrease in visitation and spending at our properties, which could have a significant adverse effect on our business, financial condition and results of operations.

Borgata has an executory contract with a wholly-owned subsidiary of a local utility company with terms that extend to June 2028, 20 years from the opening of The Water Club. The utility company provides Borgata with electricity and thermal energy (hot water and chilled water). Obligations under the thermal energy executory contract contain both fixed fees and variable fees based upon usage rates. The fixed fee components under the thermal energy executory contract were estimated at approximately $11.6 million per annum at December 31, 2012. Borgata is also obligated to purchase a certain portion of its electricity demand at essentially a fixed rate which is estimated at approximately $1.7 million per annum. Electricity demand in excess of the commitment is subject to market rates based on Borgata’s tariff class.

Our facilities, including our riverboats and dockside facilities, are subject to risks relating to mechanical failure and regulatory compliance.

Generally, all of our facilities are subject to the risk that operations could be halted for a temporary or extended period of time, as the result of casualty, forces of nature, mechanical failure, or extended or extraordinary maintenance, among other causes. In addition, our gaming operations, including those conducted on riverboats or at dockside facilities could be damaged or halted due to extreme weather conditions.

We currently conduct our Treasure Chest, Par-A-Dice, Blue Chip, Sam’s Town Shreveport and Amelia Belle gaming operations on riverboats. Each of our riverboats must comply with United States Coast Guard (“USCG”) requirements as to boat design, on-board facilities, equipment, personnel and safety. Each riverboat must hold a Certificate of Inspection for stabilization and flotation, and may also be subject to local zoning codes. The USCG requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel’s Certificate of Inspection would preclude its use as a casino.

USCG regulations require a hull inspection for all riverboats at five-year intervals. Under certain circumstances, alternative hull inspections may be approved. The USCG may require that such hull inspections be conducted at a dry-docking facility, and if so required, the cost of travel to and from such docking facility, as well as the time required for inspections of the affected riverboats, could be significant. To date, the USCG has allowed in-place underwater inspections of our riverboats twice every five years on alternate two and three year schedules. The USCG may not continue to allow these types of inspections in the future. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect our business, financial condition and results of operations.

Indiana and Louisiana have adopted alternate inspection standards for riverboats in those states. The standards require inspection by ABS Consulting (“ABSC”). ABSC inspection for our riverboats at Blue Chip, Treasure Chest and Sam’s Town Shreveport commenced during 2010. The Amelia Belle is also inspected by the ABSC. The Par-A-Dice riverboat will remain inspected by the USCG for the foreseeable future. ABSC imposes essentially the same design, personnel, safety, and hull inspection standards as the USCG. Therefore, the risks to our business associated with USCG inspection should not change by reason of inspection by ABSC. Failure of a vessel to meet the applicable USCG or ABSC standards would preclude its use as a casino.

USCG regulations also require us to prepare and follow certain security programs. In 2004, we implemented the American Gaming Association’s Alternative Security Program at our riverboat casinos and dockside facilities. The American Gaming Association’s Alternative Security Program is specifically designed to address maritime security requirements at riverboat casinos and their respective dockside facilities. Only portions of those regulations will apply to our riverboats inspected by ABSC. Changes to these regulations could adversely affect our business, financial condition and results of operations.

Some of our hotels and casinos are located on leased property. If we default on one or more leases, the applicable lessors could terminate the affected leases and we could lose possession of the affected hotel and/or casino.

We lease certain parcels of land on which The Orleans, Suncoast, Treasure Chest, Sam’s Town Shreveport, IP and Borgata’s hotel and gaming facility are located. In addition, we lease other parcels of land on which portions of the California and the Fremont are located. As a ground lessee, we have the right to use the leased land; however, we do not retain fee ownership in the underlying land. Accordingly, with respect to the leased land, we will have no interest in the land or improvements thereon at the expiration of the ground leases. Moreover, since we do not completely control the land underlying the property, a landowner could take certain actions to disrupt our rights in the land leased under the long term leases. While such interruption is unlikely, such events are beyond our control. If the entity owning any leased land chose to disrupt our use either permanently or for a significant period of time, then the value of our assets could be impaired and our business and operations could be adversely affected. If we were to default on any one or more of these leases, the applicable lessors could terminate the affected leases and we could lose possession of the affected land and any improvements on the land, including the hotels and casinos. This would have a significant adverse effect on our business, financial condition and results of operations as we would then be unable to operate all or portions of the affected facilities.

We may face integration difficulties and may be unable to integrate Peninsula Gaming’s business into Boyd Gaming’s business successfully or realize the anticipated benefits of the Peninsula Acquisition.

The Peninsula Acquisition involved the combination of two companies that previously operated as independent companies. Peninsula Gaming is now an indirect wholly-owned subsidiary of Boyd Gaming. We have been required, and will continue to be required, to devote significant management attention and resources to integrating the business practices and operations of each of the companies. Potential difficulties we may encounter as part of the integration process include the following:

•	the inability to successfully combine our two businesses in a manner that permits us to achieve the full revenue and other benefits anticipated to result from the Peninsula Acquisition;

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complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses associated with the Peninsula Acquisition.

In addition, it is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect our ability to maintain relationships with customers, suppliers, employees and other constituencies or our ability to achieve the anticipated benefits of the Peninsula Acquisition, or could reduce our earnings or otherwise adversely affect our business and financial results.

Our future results may differ materially from the unaudited pro forma financial statements that we have previously disclosed.

The pro forma financial statements that we have previously disclosed are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of our financial condition or results of operations following the Peninsula Acquisition for several reasons. Our actual financial condition and results of operations following the Peninsula Acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Peninsula Acquisition. Any potential decline in our financial condition or results of operations may cause significant variations to our stock price.

Our future results could suffer if we cannot effectively manage our expanded operations following the Peninsula Acquisition.

Following the Peninsula Acquisition, the size of the combined businesses is significantly larger than the previous size of either Boyd Gaming’s or Peninsula Gaming’s business. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that we will be successful or that we will realize any operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Peninsula Acquisition.

We expect to further incur substantial expenses related to the Peninsula Acquisition and the integration of our businesses.

We have already incurred and expect to incur further substantial expenses in connection with the Peninsula Acquisition and the integration of our businesses. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, marketing and benefits. While we have assumed that a certain level of expenses will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These integration expenses likely will result in us taking significant charges against earnings, and the amount and timing of such charges are uncertain at present.

Failure to maintain the integrity of internal customer information could adversely affect us.

Our operations require that we collect customer data, including credit card numbers and other personally identifiable information, for various business purposes, including marketing and promotional purposes. The collection and use of personal data are governed by privacy laws and regulations enacted in the United States and other jurisdictions around the world. Privacy regulations continue to evolve and on occasion may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our customers. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data, including due to cyber-attack, system failure, computer virus or unauthorized or fraudulent use by customers, employees or employees of third party vendors, may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data.

Certain of our stockholders own large interests in our capital stock and may significantly influence our affairs.

William S. Boyd, our Executive Chairman of the Board of Directors, together with his immediate family, beneficially owned approximately 36% of our outstanding shares of common stock as of December 31, 2012. As such, the Boyd family has the ability to significantly influence our affairs, including the election of members of our Board of Directors and, except as otherwise provided by law, approving or disapproving other matters submitted to a vote of our stockholders, including a merger, consolidation, or sale of assets.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

We have net operating losses for federal income tax purposes. Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” as defined in that section, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income may become subject to significant limitations. We may experience an ownership change in the future as a result of shifts in our stock ownership, which may result from the issuance of our common stock, the exercise of stock options and other equity compensation awards, as well as ordinary sales and purchases of our common stock, among other things. The sale of securities in connection with this offering could accelerate the time at which a potential future ownership change might otherwise occur. If an ownership change in our stock were to be triggered in the future, our subsequent ability to use any NOLs existing at that time could be significantly limited.

Risks Related to Our Indebtedness

We have a significant amount of indebtedness.

If we pursue, or continue to pursue, any expansion, development, investment or renovation projects, we expect that our long-term debt will substantially increase in connection with related capital expenditures. This indebtedness could have important consequences, including:

•	difficulty in satisfying our obligations under our current indebtedness;

•	increasing our vulnerability to general adverse economic and industry conditions;

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requiring us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, which would reduce the availability of our cash flows to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a disadvantage compared to our competitors that have less debt; and

•	limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

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Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could have a significant adverse effect on our business, results of operations and financial condition.

Our debt instruments contain, and any future debt instruments likely will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt, including providing guarantees or credit support;

•	incur liens securing indebtedness or other obligations;

•	make certain investments;

•	dispose of assets;

•	make certain acquisitions;

•	pay dividends or make distributions and make other restricted payments;

•	enter into sale and leaseback transactions;

•	engage in any new businesses; and

•	enter into transactions with our stockholders and our affiliates.

In addition to our debt instruments, our indirect wholly-owned subsidiaries, MDFC and Peninsula Gaming, each have a significant amount of indebtedness which contain restrictive covenants that impose significant operating and financial restrictions on each company, including limitations on dividends, distributions and certain other restricted payments, which could have a significant adverse effect on our business, results of operations and financial condition.

Boyd Gaming Credit Facility

Principal of $443.8 million of term loans under our Credit Facility, as of March 31, 2013, amortizes in an annual amount equal to 5% of the original principal amount thereof, commencing March 31, 2011, payable on a quarterly basis. The interest rate per annum applicable to such term loans are based upon, at our option, LIBOR or the “base rate,” plus an applicable margin in either case. The applicable margin is a percentage per annum determined in accordance with a specified pricing grid based on the total leverage ratio. Principal of $328.1 million of term loans under our Credit Facility, as of March 31, 2013, amortizes in an annual amount equal to 5% of the original principal amount thereof, commencing in March 2012 and payable on a quarterly basis. At any time and to the extent that such term loan is a Eurodollar Rate Loan, the term loan will bear interest on the outstanding principal amount thereof for each quarterly interest period at a rate per year equal to the “effective Eurodollar Rate” for such period plus 4.75%, and at any time and to the extent that such term loan bears interest at the base rate, the outstanding principal amount thereof at a rate per year equal to the base rate for such Interest period plus 3.75%, in the latter case, subject to an interest rate floor. The applicable margin on the outstanding balance on the revolver portion of our Credit Facility and the $443.8 million of term loans under our Credit Facility ranges from 2.50% to 3.50% (if using LIBOR), and from 1.50% to 2.50% (if using the base rate). A fee of a percentage per annum (which ranges from 0.250% to 0.500%) determined by the level of the total leverage ratio is payable on the unused portions of the Credit Facility. The “base rate” under the Credit Facility is the highest of (x) Bank of America’s publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one month period plus 1.00%.

The blended interest rate for outstanding borrowings under our Credit Facility was 4.2% at each of December 31, 2012 and 2011. Our obligations under the Credit Facility, subject to certain exceptions, are guaranteed by certain of our subsidiaries and are secured by the capital stock of certain subsidiaries. In addition, subject to certain exceptions, we and each of the guarantors granted the administrative agent first priority liens and security interests on substantially all of our and their real and personal property (other than gaming licenses and subject to certain other exceptions) as additional security for the performance of the secured obligations under the Credit Facility.

The Credit Facility contains certain financial and other covenants, including, without limitation, various covenants that:

•	require the maintenance of a minimum consolidated interest coverage ratio;

•	establish a maximum permitted consolidated total leverage ratio;

•	establish a maximum permitted secured leverage ratio;

•	impose limitations on the incurrence of indebtedness;

•	impose limitations on transfers, sales and other dispositions; and

•	impose restrictions on investments, dividends and certain other payments.

Subject to certain exceptions, we may be required to repay the amounts outstanding under the Credit Facility in connection with certain asset sales and issuances of certain additional secured indebtedness.

Our Credit Facility requires us to maintain a minimum Interest Coverage Ratio, a maximum permitted Total Leverage Ratio and a maximum permitted Secured Leverage Ratio (each as defined in the Credit Facility) that adjust over the life of our Credit Facility. We believe that we were in compliance with the Credit Facility covenants, including the minimum Interest Coverage Ratio, the maximum permitted Total Leverage Ratio and the maximum permitted Secured Leverage Ratio at the end of the fiscal quarter ended March 31, 2013.

However, in the event that we project that our future performance may result in our not being in compliance with these covenants, we could implement certain actions in an effort to minimize the possibility of a breach of the maximum permitted Total Leverage Ratio, the maximum permitted Secured Leverage Ratio and the minimum Interest Coverage Ratio covenants. These actions may include, among others, reducing payroll, benefits and certain other operating costs, deferring or eliminating certain maintenance, expansion or other capital expenditures, reducing our outstanding indebtedness through repurchases or redemption, and/or increasing cash by selling assets or issuing equity.

Peninsula Gaming Credit Facility

In connection with the Peninsula Acquisition, Peninsula Gaming (as successor to Boyd Acquisition Sub, LLC, an indirect wholly owned subsidiary of Boyd (“Merger Sub”)) entered into a Credit Agreement (the “Peninsula Credit Agreement”) dated as of November 14, 2012, with the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, swing line lender, and L/C issuer. The Peninsula Credit Agreement provides for the $875.0 million Peninsula Credit Facility, which consists of (a) a term loan facility of $825.0 million (the “PGL Term Loan”) and (b) a revolving credit facility of $50.0 million (the “PGL Revolver”). The maturity date for obligations under the Peninsula Credit Facility is November 17, 2017.

The interest rate on the outstanding balance of the term loan is based upon, at Peninsula’s option either: (i) the Eurodollar rate plus 3.25%, or (ii) the base rate plus 2.25%. The interest rate on the outstanding balance from time to time of the revolving loans is based upon, at the Peninsula’s option either: (i) the Eurodollar rate plus 4.00%, or (ii) the base rate plus 3.00%. The base rate under the Peninsula Credit Facility is the highest of (x) Bank of America’s publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one-month period plus 1.00%. The Peninsula Credit Facility also establishes, with respect to outstanding balances under the PGL Term Loan, a minimum Eurodollar rate for any interest period of 1.00%. In addition, Peninsula Gaming will incur a commitment fee on the unused portion of the Peninsula Credit Facility at a per annum rate of 0.50%.

Peninsula Gaming’s obligations under the Peninsula Credit Facility, subject to certain exceptions, are guaranteed by Peninsula Gaming’s subsidiaries and are secured by the capital stock and equity interests of Peninsula Gaming’s subsidiaries. In addition, subject to certain exceptions, Peninsula Gaming and each of the guarantors granted the collateral agent first priority liens and security interests on substantially all of the real and personal property (other than gaming licenses and subject to certain other exceptions) of Peninsula Gaming and its subsidiaries as additional security for the performance of the obligations under the Peninsula Credit Facility. The obligations under the revolver rank first in right of payment to the obligations under the term loan. The Peninsula Credit Facility contains customary affirmative and negative covenants (and are subject to customary exceptions). Peninsula Gaming is required to maintain (i) beginning with the fiscal quarter ended March 31, 2013, a maximum consolidated leverage ratio over each twelve month period ending on the last day of each fiscal quarter (discussed below), (ii) beginning with the fiscal quarter ended March 31, 2013, a minimum consolidated interest coverage ratio of 2.00 to 1.00 as of the end of each calendar quarter, and (iii) a maximum amount of capital expenditures for each fiscal year.

The minimum Consolidated Interest Coverage Ratio is calculated as (a) twelve-month trailing Consolidated EBITDA to (b) consolidated interest expense.

The maximum permitted consolidated Leverage Ratio is calculated as Consolidated Fund Indebtedness less Excess Cash to twelve-month trailing Consolidated EBITDA.

Capital Expenditures should not be made by Peninsula Gaming or any of its Restricted Subsidiaries (excluding (i) capital expenditures which adds to or improves any existing property and (ii) capital expenditures made prior to the first anniversary of the Funding Date relating to integration and/or transition of business systems) in an aggregate amount in excess of $20.0 million in any fiscal year; provided that no default has occurred and is continuing or would result from such expenditure, any portion of such maximum amount, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year.

While we are not guarantors of the Peninsula Credit Facility, the Peninsula Credit Agreement contains other financial and other covenants that could affect Peninsula Gaming’s ability to pay dividends to us, including, without limitation, various covenants that:

•	impose limitations on the incurrence of indebtedness;

•	impose limitations on transfers, sales and other dispositions; and

•	impose restrictions on investments, dividends and certain other payments.

Borgata Amended and Restated Credit Agreement

Borgata has significant indebtedness which could affect its ability to pay dividends to us. While we received a one-time distribution from Borgata of approximately $135.4 million in August 2010 in connection with Borgata’s financing, any future distribution from Borgata (other than distributions to satisfy tax liabilities relating to income of Borgata) will be subject to the limitations on dividends, distributions and certain other restricted payments under the Borgata Revolving Credit Facility and the indenture governing Borgata’s senior secured notes.

On July 24, 2013, MDFC entered into an Amended and Restated Credit Agreement (the “New Borgata Credit Facility”) with MDDC, certain financial institutions, and Wells Fargo Bank, National Association, as administrative agent, letter of credit issuer and swing line lender. The New Borgata Credit Facility replaces the

Credit Agreement, dated as of August 6, 2010, among MDFC, MDDC, various lenders and Wells Fargo Bank, National Association, as administrative agent, letter of credit issuer and swing line lender, as amended (the “Prior Borgata Credit Agreement”). The New Borgata Credit Facility provides for the Borgata Revolving Credit Facility which matures in February 2018 (or earlier upon the occurrence or non-occurrence of certain events). Proceeds from the New Borgata Credit Facility will be used to repay obligations outstanding under the Prior Borgata Credit Agreement and is expected to be used, together with cash on hand, to redeem up to 10% of MDFC’s 9 1/2% Senior Secured Notes due 2015 (the “Borgata 2015 Notes”) outstanding pursuant to that certain Indenture dated as of August 6, 2010 (the “Borgata Indenture”) among MDFC, MDDC and U.S. Bank National Association, as trustee.

The New Borgata Credit Facility includes an accordion feature which permits: (a) an increase in the Borgata Revolving Credit Facility in an amount not to exceed $15 million and (b) the issuance of senior secured term loans to refinance the 2015 Borgata Notes and, concurrently with or after the 2015 Borgata Notes have been refinanced, to refinance MDFC’s 9- 7/8% Senior Secured Notes due 2018 (the “2018 Borgata Notes”) outstanding pursuant to the Borgata Indenture, in each case, subject to the satisfaction of certain conditions.

The New Borgata Credit Facility is guaranteed on a senior secured basis by MDDC and any future subsidiaries of MDDC and is secured by a first priority lien on substantially all of the assets of MDFC, MDDC and any future subsidiaries of MDDC, subject to certain exceptions. The obligations under the Borgata Revolving Credit Facility will have priority in payment to the payment of the 2015 Borgata Notes and the 2018 Borgata Notes. Neither we nor our subsidiaries (other than MDDC) is a guarantor of the New Borgata Credit Facility.

Outstanding borrowings under the Borgata Revolving Credit Facility accrue interest, at the option of MDFC, at a rate based upon either: (i) the highest of (a) the agent bank’s quoted prime rate, (b) the one-month Eurodollar rate plus 1.00%, and (c) the daily federal funds rate plus 0.50%, or (ii) the Eurodollar rate, plus with respect to each of clause (i) and (ii), an applicable margin as specified in the New Borgata Credit Facility. In addition, a commitment fee is incurred on the unused portion of the Borgata Revolving Credit Facility ranging from 0.50% per annum to 0.75% per annum.

The New Borgata Credit Facility contains customary affirmative and negative covenants, including but not limited to, (i) establishing a minimum Consolidated EBITDA (as defined in the New Borgata Credit Facility) of $110 million over each trailing twelve-month period ending on the last day of each calendar quarter; (ii) imposing limitations on MDFC’s and MDDC’s ability to incur additional debt, create liens, enter into transactions with affiliates, merge or consolidate, and engage in unrelated business activities; and (iii) imposing restrictions on MDDC’s ability to pay dividends.

The increase in our consolidated leverage and debt service obligations as a result of the Peninsula Acquisition, may adversely affect our consolidated financial condition, results of operations and earnings per share.

As a result of the Peninsula Acquisition, we now have a greater amount of debt on a consolidated basis than we have maintained in the past. Our maintenance of higher levels of indebtedness could have adverse consequences including impairing our ability to obtain additional financing in the future.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. Furthermore, our operations may not generate sufficient cash flows to enable us to meet our expenses and service our debt. As a result, we may need to enter into new financing arrangements to obtain the necessary funds. If we determine that it is necessary to seek additional funding for any reason, we may not be able to obtain such funding or, if funding is available, obtain it on acceptable terms. If we fail to make a payment on our debt, we could be in default on such debt, and this default could cause us to be in default on our other outstanding indebtedness.

The terms of the Peninsula Gaming indebtedness limits the payment of dividends (other than tax distributions), distributions and management fees from Peninsula Gaming to HoldCo. The HoldCo Note, which we entered into upon the closing of the Peninsula Acquisition, imposes limitations on HoldCo and on Peninsula Gaming and Peninsula Gaming’s subsidiaries with respect to (i) incurrence of indebtedness, (ii) liens, (iii) consolidations and mergers, (iv) sales and other dispositions of assets and (v) restricted payments, including investments. Subject to certain exceptions, we may be required to repay the amounts outstanding under the HoldCo Note in connection with certain assets sales by Peninsula Gaming or upon a change of control.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and expansion efforts will depend upon our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

It is unlikely that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us under our Credit Facility in amounts sufficient to enable us to pay our indebtedness as such indebtedness matures and to fund our other liquidity needs. We believe that we will need to refinance all or a portion of our indebtedness, at or before maturity, and cannot provide assurances that we will be able to refinance any of our indebtedness, including our Credit Facility, on commercially reasonable terms, or at all. We may have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing or joint venture partners. These financing strategies may not be affected on satisfactory terms, if at all. In addition, certain states’ laws contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Some restrictions may prevent us from obtaining necessary capital.

We and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing our senior and senior subordinated notes will not fully prohibit us or our subsidiaries from doing so. Borrowings under the Boyd Credit Facility, the Peninsula Credit Facility and the Borgata Revolving Credit Facility would be effectively senior to our senior and senior subordinated notes and the guarantees of our subsidiary guarantors to the extent of the value of the collateral securing such borrowings. If new debt is added to our, or our subsidiaries’, current debt levels, the related risks that we or they now face could intensify.

Borgata may be unable to refinance its indebtedness.

Borgata’s ability to refinance its indebtedness will depend on its ability to generate future cash flow and Borgata is entirely dependent on its operations, including the Water Club, for all of its cash flow. Its ability to generate cash in the future, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.

It is unlikely that Borgata’s business will generate sufficient cash flows from operations in amounts sufficient to enable it to pay the principal on its indebtedness at maturity and to fund its other liquidity needs. We believe Borgata will need to refinance all or a portion of its indebtedness before maturity, and we cannot provide assurances that it will be able to repay or refinance its indebtedness on commercially reasonable terms, or at all. Borgata may have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing or joint venture partners. These financing strategies may not be affected on satisfactory terms, if at all. In addition, New Jersey laws and regulations contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Such restrictions may prevent Borgata from obtaining necessary capital.

If we are unable to finance our expansion, development, investment and renovation projects, as well as other capital expenditures, through cash flow, borrowings under the credit facility and additional financings, our expansion, development, investment and renovation efforts will be jeopardized.

We intend to finance our current and future expansion, development, investment and renovation projects, as well as our other capital expenditures, primarily with cash flow from operations, borrowings under the Credit Facility, and equity or debt financings. If we are unable to finance our current or future expansion, development, investment and renovation projects, or our other capital expenditures, we will have to adopt one or more alternatives, such as reducing, delaying or abandoning planned expansion, development, investment and renovation projects as well as other capital expenditures, selling assets, restructuring debt, obtaining additional equity financing or joint venture partners, or modifying the Credit Facility. These sources of funds may not be sufficient to finance our expansion, development, investment and renovation projects, and other financing may not be available on acceptable terms, in a timely manner, or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness.

Recently, there were significant disruptions in the global capital markets that adversely impacted the ability of borrowers to access capital. Although the financial markets have seen recent signs of recovery and increased availability of capital, the financial markets are still fragile and remain volatile. We anticipate that we will be able to fund any expansion projects using cash flows from operations and availability under the Credit Facility (to the extent that availability exists after we meet our working capital needs).

If availability under the Credit Facility does not exist or we are otherwise unable to make sufficient borrowings thereunder, any additional financing that is needed may not be available to us or, if available, may not be on terms favorable to us. As a result, if we are unable to obtain adequate project financing in a timely manner, or at all, we may be forced to sell assets in order to raise capital for projects, limit the scope of, or defer such projects, or cancel the projects altogether. In the event that capital markets do not improve and we are unable to access capital with more favorable terms, additional equity and/or credit support may be necessary to obtain construction financing for the remaining cost of the project.

USE OF PROCEEDS

We estimate the net proceeds from the sale of common stock from this offering will be approximately $             million after deducting underwriting discounts and commissions and estimated transaction expenses (or net proceeds of approximately $             million if the underwriters’ option to purchase additional shares is exercised in full).

We intend to use the net proceeds from the sale of the shares of common stock in this offering to redeem a portion of our 7.125% Senior Subordinated Notes due 2016 and for general corporate purposes. As of March 31, 2013, we had $240.8 million aggregate principal amount outstanding of 7.125% Senior Subordinated Notes, which mature in February 2016 and incur interest at a rate of 7.125% per year.

Certain of the underwriters and/or their affiliates hold a position in our 7.125% Senior Subordinated Notes due 2016 and, in the connection with the redemption of a portion of our 7.125% Senior Subordinated Notes due 2016 with a portion of the proceeds from this offering, will receive a pro rata portion of the net proceeds of this offering.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013, on an actual basis and an as adjusted basis to give effect to: (1) the offering and sale of                  shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated transaction expenses payable by us, and (2) the application of the net proceeds of this offering as described under “Use of Proceeds” herein.

The information presented in the table below should be read in conjunction with “Use of Proceeds” and “Prospectus Supplement Summary—Summary Financial Data” included elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto incorporated into this prospectus supplement by reference.

	As of March 31, 2013
	Actual	As Adjusted For This Offering
	(in thousands)
Cash and cash equivalents	$358,354

Boyd Gaming Corporation debt (at face amount):
Credit Facility(1)
Term Loans	$771,875
Revolver	673,150
9.00% senior notes due 2020	350,000
9.125% senior notes due 2018	500,000
6.75% senior subordinated notes due 2014(2)	215,668
7.125% senior subordinated notes due 2016	240,750
Other	147,800

Total Boyd Gaming Corporation debt	2,899,243

Peninsula Gaming debt (at face amount):
Peninsula Credit Facility	843,738
Peninsula Gaming 8.375% senior notes due 2018	350,000
Other	19

Total Peninsula Gaming debt	1,193,757

Borgata debt (at face amount):
Prior Borgata Credit Agreement(3)	14,000
Borgata 9.50% senior secured notes due 2015	398,000
Borgata 9.875% senior secured notes due 2018	393,500

Total Borgata debt	805,500

Consolidated debt	4,898,500

Boyd Gaming Corporation stockholders’ equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized, and no shares outstanding	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 86,892,311 shares outstanding (actual) and shares outstanding (as adjusted)	869
Additional paid-in capital	659,780
Accumulated deficit	(359,094)

Total capitalization	$5,200,055

(1)	Does not reflect the pending New Credit Facility, as described in “Prospectus Supplement Summary—Recent Developments—Pending Amendment to Credit Facility.”

(2)	On March 7, 2013, we issued a notice of election to redeem $150 million of our 6.75% senior subordinated notes due April 2014 (the “6.75% Notes”) outstanding on April 6, 2013. The 6.75% Notes were redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date, April 6, 2013. On May 1, 2013, we announced that we would redeem the remaining $65.7 million of the outstanding 6.75% Notes at a redemption price on 100% plus accrued and unpaid interest to the redemption date. The remaining notes were redeemed on May 30, 2013. All such redemptions were made using cash on hand.
(3)	Does not reflect the New Borgata Credit Facility, which MDFC entered into on July 24, 2013, which replaces the Prior Borgata Credit Agreement. See “Risk Factors—Risks Related to Our Indebtedness—We have a significant amount of indebtedness—Borgata bank credit facility.”

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “BYD.” Information with respect to sales prices and record holders of our common stock is set forth below.

Price Range of Our Common Stock

The following table sets forth, for the calendar quarters indicated, the high and low sales prices of our common stock as reported by the New York Stock Exchange.

	High	Low
Year Ended December 31, 2011:
First Quarter	$12.78	$8.84
Second Quarter	10.39	7.56
Third Quarter	9.81	4.90
Fourth Quarter	7.79	4.12

Year Ended December 31, 2012:
First Quarter	9.75	6.71
Second Quarter	8.49	6.68
Third Quarter	7.36	5.17
Fourth Quarter	7.16	4.75

Year Ended December 31, 2013:
First Quarter	8.87	6.27
Second Quarter	14.50	7.84
Third Quarter (through July 31, 2013)	13.31	10.55

On July 31, 2013, the closing sales price of our common stock on the New York Stock Exchange was $13.31 per share. On that date, we had approximately 825 holders of record of our common stock and our directors and executive officers owned approximately 35% of the outstanding shares. There are no other classes of common equity outstanding.

The foregoing tables show only historical comparisons. The comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Share Repurchase Program

In July 2008, our Board of Directors authorized an amendment to our existing share repurchase program to increase the amount of common stock available to be repurchased to $100 million. We are not obligated to purchase any shares under our stock repurchase program. Through March 31, 2013, we have repurchased 1.7 million shares of our common stock under the share repurchase program and are authorized to repurchase up to an additional $92.1 million in shares.

Subject to applicable corporate securities laws, repurchases under our stock repurchase program may be made at such times and in such amounts as we deem appropriate. Purchases under our stock repurchase program can be discontinued at any time that we feel additional purchases are not warranted. We intend to fund the repurchases under the stock repurchase program with existing cash resources and availability under our Credit Facility.

We are subject to certain limitations regarding the repurchase of common stock, such as restricted payment limitations related to our Credit Facility and our outstanding notes.

No purchases under our stock repurchase program were made during the three months ended March 31, 2013. In the future, we may acquire our debt or equity securities, through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine.

DIVIDEND POLICY

Dividends are declared at the discretion of our Board of Directors. In July 2008, our Board of Directors suspended the payment of a quarterly dividend for future periods, and we therefore have not paid any dividends since that date, or within the span of the past three-year period. We do not anticipate paying dividends on our common stock in the foreseeable future. See “Risk Factors—Risks Related to Our Common Stock—Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.” We intend to retain all future earnings to reduce debt and fund the development and growth of our business. However, in the future, subject to the factors described below and our future liquidity and capitalization, we may change this policy and choose to pay dividends. We are subject to certain limitations regarding the payment of dividends, such as restricted payment limitations related to our Credit Facility and our outstanding notes.

Any future determination to pay dividends will be at the discretion of our Board of Directors and may take into account:

•	restrictions in our outstanding indebtedness;

•	general economic and business conditions;

•	our financial condition and results of operations;

•	our capital requirements;

•	future acquisition possibilities;

•	the ability of our subsidiaries to pay dividends or make distributions to us; and

•	such other factors as our Board of Directors may deem relevant.

Any future dividends may also be restricted by any loan agreements we may enter into from time to time and from the issuance of preferred stock, should we decided to do so in the future.

UNDERWRITING

Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public Offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $280,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to                      additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus with respect to our executive officers and directors or 90 days after the date of this prospectus with respect to the Company without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions described below, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The restrictions described in the preceding paragraph do not apply to:

•

transfers as a bona fide gift; transfers to the immediately family of such person or to a trust for the direct or indirect benefit of such person or of an immediate family member; transfer to limited partners, members or stockholders of such person; transfers to any affiliates, or any investment fund or other entity controlled or managed by such person; or transfers as a distribution by a trust to its beneficiaries; provided that each donee or distributee agree to be bound by the same restrictions set forth above;

•

transfers by will or intestate succession upon the death of such person; or as forfeitures or sales of common stock to satisfy tax withholding obligations of such person in connection with the vesting or exercise of equity awards by such person pursuant to our equity compensation plans;

•

the issuance by us of shares of our common stock upon the exercise of an option to purchase our common stock pursuant to our equity incentive plans, or the sale of such shares of common stock by way of net exercise, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise; provided that the balance of such securities received are bound by the same restrictions set forth above;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

•

transactions relating to shares of our common stock or other securities acquired in open market transactions after the consummation of this offering, provided that no public filing is required or be voluntarily made in connection with transfers or dispositions; and

•	additional transactions involving the Company as provided for in the Underwriting Agreement.

In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above for the Company shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event provided that such extension does not apply if, at the expiration of the lock-up period, our shares of our common stock are “actively traded securities” as defined in Regulation M and we meet certain other requirements.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “BYD.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option. “Naked” short sales are sales in excess of the option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or minimizing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate internet distribution for this offering to certain of their internet subscription customers. The representatives may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the internet web sites maintained by each of the representatives. Other than the prospectus in electronic format, the information on each of the representatives’ web sites is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the underwriters and/or their affiliates hold a position in our 7.125% Senior Subordinated Notes due 2016 and, in connection with the redemption of a portion of our 7.125% Senior Subordinated Notes due 2016 with the use of a portion of the proceeds from this offering, will receive a pro rata portion of the net proceeds of this offering. In addition, we also may pay an incentive fee of $            , in the aggregate, to the representatives of the underwriters for its efforts in coordinating the offer and sale of the shares.

Notice To Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Korea

This prospectus should not be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell our securities in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus to acquire the securities under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The securities have not been registered with the Financial Services Commission of Korea (the “FSC”) in any way pursuant to the FSCMA, and the securities may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the securities may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold securities complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold securities.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary or proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders (as defined below) who purchase shares of our common stock issued pursuant to this offering and who hold such shares of our common stock as capital assets (within the meaning of Section 1221 of the Code).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate or gift tax laws, the Medicare contribution tax or tax considerations arising under the laws of any non-U.S., state or local jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other pass-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in the partnership (or member in such other entity) will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock (and such partnership) should consult their own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

Except as specifically defined for U.S. federal estate tax purposes, a “non-U.S. holder” is any beneficial owner of shares of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. person. For these purposes, a “U.S. person” is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or other entity treated as such for U.S. federal income tax purposes);

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

We do not pay dividends on shares of our common stock. If, however, we make cash or other property distributions on shares of our common stock (other than certain pro rata distributions of shares of our common stock), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s adjusted tax basis in the shares of our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of shares of our common stock and will be treated as described under the section titled “—Gain on Sale or Other Disposition of Shares of Our Common Stock” below.

Dividends paid to a non-U.S. holder of shares of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or other applicable form) certifying, under penalties of perjury, such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business, the non-U.S. holder generally will be exempt from the aforementioned U.S. federal withholding tax. To claim this exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). Effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder that claims exemption from withholding or the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty or applicability of other exemptions from withholding.

Gain on Sale or Other Disposition of Shares of Our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of shares of our common stock, unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•

our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs and we are or have been a U.S. real property holding corporation, (a “USRPHC”), for U.S. federal income tax purposes at any time within the five-year period preceding the disposition (or, if shorter), the non-U.S. holder’s holding period for the shares of our common stock. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. It is unclear whether we currently are a USRPHC for U.S. federal income tax purposes or whether we may become one in the future. Non-U.S. holders should consult their own tax advisors on the U.S. federal income tax consequences in the event we are a USRPHC.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding generally will not apply to distributions to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under such rules, and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Pursuant to a recently issued IRS notice and Treasury regulations, these rules generally would apply to payments of dividends made after June 30, 2014, and to gross proceeds from the sale or other disposition of shares of our common stock after December 31, 2016. Prospective investors should consult their tax advisors regarding this legislation.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned by an individual non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) at the time of his or her death will be included in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

LEGAL MATTERS

The validity of the issuance of the shares of common stock and certain legal matters in connection with this offering will be passed upon for us by Morrison & Foerster LLP and McDonald Carano Wilson LLP. Certain legal matters with respect to the validity of the issuance of the shares of common stock will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

Boyd Gaming

The consolidated financial statements, incorporated in this prospectus supplement by reference from Boyd Gaming Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Boyd Gaming Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Peninsula Gaming, LLC

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Peninsula Gaming, LLC’s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Marina District Development Company, LLC

The consolidated financial statements of Marina District Development Company, LLC and Subsidiary, incorporated in this prospectus supplement by reference from Boyd Gaming Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except any portions of such filings that are not deemed to be filed under such sections):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 18, 2013;

•

the audited consolidated balance sheets as of December 31, 2011 and December 31, 2010 and the related consolidated statements of operations, changes in member’s deficit and comprehensive income (loss), and cash flows and the consolidated financial statement schedule for each of the three years ended December 31, 2011, for Peninsula Gaming, included in Peninsula Gaming’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 29, 2012;

•

the Condensed Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2011, 2010 and 2009, included in Item 5 of Peninsula Gaming’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 4, 2012;

•

the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the notes thereto, reflecting our acquisition of Peninsula Gaming, filed as Exhibit 99.4 to the S-4 Registration Statement;

•

the audited consolidated balance sheets of Marina District Development Company, LLC, d.b.a. Borgata Hotel Casino and Spa, as of December 31, 2010 and December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010, filed as Exhibit 99.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 15, 2011; and

•	our Current Reports on Form 8-K, filed with the SEC on February 28, 2013, March 7, 2013, March 7, 2013, March 11, 2013, March 27, 2013, May 6, 2013, May 22, 2013 and May 31, 2013.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination or completion of this offering, are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Written or telephone requests should be directed to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attention: Investor Relations; telephone (702) 792-7200. A copy will be provided by first class mail or other similar means promptly following receipt of your request.

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.boydgaming.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we file unaudited quarterly and audited annual reports, proxy and information statements and other information with the SEC. You may read and copy the information we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of this information by mail at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can access the SEC’s internet site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You may also request copies of this information, at no cost to you, by contacting Boyd Gaming Corporation, at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attention: Investor Relations, or by telephone at (702) 792-7200. A copy of these documents will also be available on our website at www.boydgaming.com. The content of our website is not part of this prospectus.

PROSPECTUS

BOYD GAMING CORPORATION

$750,000,000

Common Stock

Preferred Stock

Debt Securities

Guarantees

Warrants

Rights

Units

We may offer and sell from time to time common stock, preferred stock, debt securities, warrants, rights and units that include any of these securities. The preferred stock or warrants may be convertible into or exercisable or exchangeable for common or preferred stock or other of our securities. The debt securities may be convertible into, or exercisable or exchangeable for, common stock. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries. Our common stock is listed on the New York Stock Exchange and trades under the symbol “BYD.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest.

See the “Risk Factors” section of this prospectus on page 4, our filings with the SEC and the applicable prospectus supplement for certain risks that you should consider before investing in our securities.

None of the Securities and Exchange Commission, any state securities commission or any gaming regulatory authority or commission or any other regulatory body has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 3, 2012.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”), using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities described in this prospectus we will provide a prospectus supplement, incorporate information by reference into this prospectus, or use other offering material, as applicable, containing more specific information about the terms of the securities that are being offered. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings and securities. This prospectus, together with applicable prospectus supplements, any information incorporated by reference, and any related free writing prospectuses we file with the SEC, includes all material information relating to these offerings and securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC Internet site or at the SEC offices mentioned under the heading “Available Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Available Information.”

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Securities Act”), with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. You can also obtain information about us from the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.boydgaming.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	Our Current Reports on Form 8-K filed on May 17, 2012, May 22, 2012, May 24, 2012, May 31, 2012, June 6, 2012 and June 13, 2012;

•

The description of our common stock contained in the Registration Statement on Form 8-A, which became effective on October 15, 1993, including any amendment or report filed for the purposes of updating such description;

•

The Audited Consolidated Financial Statements for Marina District Development Company, LLC, d.b.a. Borgata Hotel Casino and Spa filed as Exhibit 99.2 to our Annual Report on Form 10-K for the year ended December 31, 2010; and

•	All documents filed by Boyd Gaming Corporation under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of this offering.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of this offering, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89109, Attention: Investor Relations; telephone (702) 792-7200.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference into it, contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” below, those discussed under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the year ended December 31, 2011, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

All forward-looking statements in this prospectus and the documents incorporated by reference into it are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves significant risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in, or incorporated into, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference herein or therein. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities, which may be senior or subordinated, may be guaranteed by one or more of our subsidiaries and may be convertible into or exchangeable for common stock;

•	warrants exercisable for debt securities, common stock or preferred stock;

•	rights to purchase any of such securities; and

•	units of debt securities, common stock, preferred stock or warrants, in any combination.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference or related free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information incorporated by reference or related free writing prospectus will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or related free writing prospectus may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus, relating to such offering.

DESCRIPTION OF CAPITAL STOCK

General

The following summary of the material features of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation, our amended and restated bylaws and other applicable law. See “Available Information.”

Pursuant to our amended and restated articles of incorporation, we are currently authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Dividends

Subject to provisions of the Nevada Revised Statutes, or the NRS, and to any future rights which may be granted to the holders of any series of our preferred stock, dividends are paid on our common stock when and as declared by our board of directors.

Voting rights

Each holder of shares of our common stock is entitled to one vote per share on all matters submitted to a vote of our common stockholders. Holders of our common stock are not entitled to cumulative voting rights.

Restrictions

Each holder of shares of our common stock will be subject to and comply with any rules, regulations and any other laws which we or any of our subsidiaries or partnerships must comply with in connection with our gaming business, and each share of our common stock will be subject to redemption at its then fair market value as determined by our board of directors if necessary to comply with the rules, regulations and laws of our gaming business.

Our amended and restated articles of incorporation provide that as long as we remain either a holding company or an intermediary holding company subject to the statutes, regulations, rules, ordinances, orders or interpretations (the “Gaming Laws”) of any gaming authority (the “Gaming Authorities”), all securities issued by us shall be held subject to the applicable provisions of such Gaming Laws. Not by way of limitation, if we become, and so long as we remain, either a holding company or an intermediary holding company subject to regulation under the New Jersey Casino Control Act (the “New Jersey Act”), the Indiana Riverboat Gambling Act (the “Indiana Act”) or any other Gaming Authority which has similar requirements, all securities issued by us shall be held subject to the condition that if a holder thereof is found to be disqualified by either the New Jersey Casino Control Commission pursuant to the New Jersey Act, the Indiana Gaming Commission pursuant to the Indiana Act, or any other Gaming Authority which has similar requirements, such holder shall, at the election of the Corporation, either: (i) sell any or all of such securities to us at the Redemption Price (defined below); or (ii) otherwise dispose of such holder’s interest in us, all within 30 days following our receipt of notice (the “Notice Date”) of the holder’s disqualification. The Redemption Price shall be the lesser of (i) the lowest closing sale price of the such securities between the Notice Date and the date 30 days after the Notice Date or (ii) such holder’s original purchase price for such securities. The disqualified holder will also be responsible for and will pay all costs associated by us in connection with the disposition or redemption of securities, including but not limited to attorneys fees. Promptly following the Notice Date, we shall either deliver such written notice along with our election personally to the disqualified holder or shall mail it to such holder at the address shown on our records, or use any other reasonable means to provide notice. Our failure to provide notice to a disqualified holder after making reasonable efforts to do so shall not preclude us from exercising our rights. If any disqualified holder fails to dispose such holder’s securities within 30 days following the Notice Date, we, by action of our board of directors, may redeem such securities at the lesser of (i) the lowest closing sale price of such securities between the Notice Date and the date 30 days after the Notice Date or (ii) such holder’s original purchase price for such securities. So long as we are a “publicly traded holding company” as defined in the New Jersey Act and the Indiana Act, commencing on the Notice Date, it shall be unlawful for the disqualified holder to: (i) receive any dividends or interest upon any securities issued by us held by such holder; (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) receive any remuneration in any form, for services rendered or otherwise, from us or any of our subsidiaries that holds a casino license.

Liquidation

If we are liquidated, holders of our common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any of our preferred stock that may be outstanding at that time.

Preemptive rights

The holders of our common stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of the common stock.

Preferred Stock

Shares of our preferred stock may be issued in one or more series, and our board of directors is authorized to determine the designation and to fix the number of shares of each series. Our board of directors is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to or imposed upon any wholly unissued series of our preferred stock.

Prior to the issuance of shares of a series of preferred stock, our board of directors will adopt resolutions and file a certificate of designation with the Secretary of State of the State of Nevada. The certificate of designation will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•	voting rights, if any, of the preferred stock;

•	any rights and terms of redemption;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative, and if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, another series of preferred stock, or any other class of securities being registered hereby, including the conversion price (or manner of calculation) and conversion period;

•	the provision for redemption, if applicable, of the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	liquidation preferences;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

In addition to the terms listed above, we will set forth in a prospectus supplement, information incorporated by reference, or related free writing prospectus the following terms relating to the class or series of preferred stock being offered:

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange; and

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock.

Certain Anti-Takeover Matters

Amended and Restated Articles of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated articles of incorporation and amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover of our company if our board of directors determines that such a takeover is not in the best interests of our company and stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of our stockholders deemed such an attempt to be in their best interests, including those attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. We may reject a stockholder proposal or nomination that is not made in accordance with such procedures. In addition, our amended and restated bylaws provide that:

•	stockholders owning not less than 66 2/3% of our entire capital stock that is issued, outstanding and entitled to vote may cause a special meeting of stockholders to be called; and

•

our bylaws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for such purpose) by the affirmative vote of holders of at least 66 2/3% of our entire capital stock that is issued, outstanding and entitled to vote.

Our amended and restated articles of incorporation provide that a director may not be removed from office without cause unless by the vote of the holders of 66.67% or more of the outstanding shares of our common stock entitled to vote. Our amended and restated articles of incorporation also contain the redemption provisions discussed above under “— Common Stock — Restrictions” which could have the effect of discouraging certain attempts to acquire us.

Nevada Takeover Statutes

Nevada’s Combination with Interested Stockholders Statute and Control Share Acquisition Statute may both have the effect of delaying or making it more difficult to effect a change in control of our company.

The Combination with Interested Stockholders Statute prevents an “interested stockholder” and an applicable Nevada corporation from entering into a “combination,” unless certain conditions are met. A “combination” means any merger or consolidation with an “interested stockholder” or affiliate of an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” or affiliate of an “interested stockholder”:

•	having an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation;

•	having an aggregate market value equal to more than 5% of the aggregate market value of all of the outstanding voting shares of the corporation; or

•	representing more than 10% of the earning power or net income of the corporation.

An “interested stockholder” means (i) the beneficial owner of 10% or more of the voting shares of the corporation or (ii) an affiliate or associate of the corporation who at any time within 2 years immediately prior to the date in question was the beneficial owner of 10% or more of the voting shares of the corporation. A corporation may not engage in a “combination” within two years after the interested stockholder acquired his shares unless the combination or the purchase of shares made by the interested stockholder was approved by the board of directors before the interested stockholder acquired such shares or the combination is approved by the board of directors and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the corporation representing at least 60% of the outstanding voting power of the corporation not beneficially owned by disinterested stockholders. If such approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated (a) if the combination or the transaction in which the person became an interested stockholder was approved by the board of directors before the person became an interested stockholder, (b) if it is approved at an annual or special meeting of the stockholders of the corporation by a majority of the voting power held by disinterested stockholders, or (c) if the consideration to be paid by the interested stockholder for disinterested shares of common and preferred stock, as applicable, is at least equal to the highest of:

•

the highest price per share of such stock paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which the person became an interested stockholder, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period;

•

the market value per share of such stock on the date of the announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period; or

•

the amount specified in the corporation’s articles of incorporation, including in any certificate of designation for the class or series of shares are entitled upon the consummation of a transaction of a type encompassing the combination.

Nevada’s Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s disinterested stockholders. The Control Share Acquisition Statute specifies three thresholds: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and (iii) a majority or more, of the outstanding voting power in the election of directors. Once an acquiror crosses one of the above thresholds, those shares in the immediate offer or acquisition and those shares acquired within 90 days become Control Shares (as defined in the statute) and those Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Share Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. Our board is required to notify such stockholders within 10 days after the vote of the stockholders that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenter’s rights.

Limitation of Liability and Indemnification Matters

Article IX of our amended and restated articles of incorporation and Article 10 of our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law. We also have entered into indemnification agreements with our executive officers and directors and provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

Listing

Our common stock is listed on the New York Stock Exchange and trades under the symbol “BYD.”

Transfer Agent And Registrar

The Transfer Agent and Registrar for our common stock is Wells Fargo Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

General

We may offer and sell debt securities from time to time pursuant to this prospectus that will constitute either senior or subordinated debt of Boyd Gaming. Our obligations under our debt securities that we may offer from time to time may be guaranteed by one or more of our subsidiaries. Senior debt securities will be issued under a base senior debt indenture, as supplemented by a supplemental senior debt indenture, between Boyd Gaming and an entity, identified in the applicable prospectus supplement, as trustee. Likewise, subordinated debt securities will be issued under a base subordinated debt indenture, as supplemented by a supplemental subordinated debt indenture, between Boyd Gaming and an entity, identified in the applicable prospectus supplement, as trustee. The base senior debt indenture and the base subordinated debt indenture, as each may be supplemented, amended or modified from time to time, are sometimes collectively referred to in this prospectus as the “indentures.” In this section of the prospectus, the term “Boyd Gaming” refers only to Boyd Gaming Corporation and not to any of its subsidiaries.

The following description is a summary of selected provisions relating to the debt securities and the indentures. The summary is not complete. For a full description of these provisions, including the definitions of certain terms used in this prospectus, and for other information regarding the debt securities, see the indentures.

We have filed a form of the base senior debt indenture and a form of the base subordinated debt indenture as exhibits to the registration statement of which this prospectus is a part. You should not rely on this summary because the indentures and not this summary define your rights as a holder of the debt securities. When the debt securities are offered in the future, a prospectus supplement, information incorporated by reference, or related free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or related free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section. This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of the applicable indenture, as such indenture may be supplemented, amended or modified from time to time as provided therein.

The registered holder of a debt security will be treated as the owner of it for all purposes. Only registered holders will have rights under the applicable indenture.

Provisions Applicable to Both Senior and Subordinated Debt Securities

General

The debt securities will represent our unsecured senior or subordinated obligations and may be issued from time to time in one or more series. A prospectus supplement, information incorporated by reference or related free writing prospectus, as applicable, relating to any series of debt securities offered by Boyd Gaming will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and classification of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the person to whom any interest shall be payable, if other than the person in whose name the debt securities is registered;

•	the price or prices at which the debt securities will be issued;

•	the dates on which the debt securities will mature;

•	the interest rate or the method for determining the rate that the debt securities will bear and the date from which any interest will accrue;

•	the interest payment dates for the debt securities;

•	any mandatory or optional sinking fund or analogous provisions;

•	the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities;

•	whether such debt securities will be guaranteed and the terms of such guarantees;

•	whether such debt securities will be convertible into, or exercisable or exchangeable for, common stock;

•	whether such debt securities of a series will be exchangeable for debt securities of the same series or of a different series;

•	any mandatory or optional redemption periods and prices;

•	the currency or currencies in which we will pay principal, premium and interest on the debt securities;

•	the portion of the principal amount of the debt securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;

•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

•	if Boyd Gaming has elected not to apply the defeasance section of the indenture to the debt securities;

•	the security registrar and the paying agent for the debt securities;

•

whether the debt securities will be issued in the form of one or more “global securities”, and if so, the depositary for that security or securities and information with respect to book-entry procedures;

•	any covenants of Boyd Gaming with respect to a series of debt securities; and

•	any other terms of the debt securities.

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement, documents incorporated by reference or related free writing prospectus. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or Boyd Gaming, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Unless otherwise indicated in the prospectus supplement, information incorporated by reference or related free writing prospectus, the debt securities will be issued in registered form, without coupons, and in denominations of $1,000 and any integral multiple of $1,000.

To the extent applicable, we will also describe any special provisions for the payment of additional amounts with respect to the debt securities in a prospectus supplement, information incorporated by reference or related free writing prospectus.

We may issue debt securities at a discount below their stated principal amount, creating original issue discount, or OID, for United States federal income tax purposes. Even if we do not issue the debt securities below their stated principal amount, the debt securities may be deemed to have been issued with OID for such purposes because of certain interest payment characteristics. We will describe in a prospectus supplement, information incorporated by reference or related free writing prospectus the material United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe the material United States federal income tax considerations that may be applicable to the particular debt securities.

The debt securities will represent our general unsecured obligations. Since we are a holding company, our ability to meet our obligations under the indentures and the debt securities will be dependent on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance funds to us.

All existing and future debt and other liabilities of Boyd Gaming’s subsidiaries, including the claims of trade creditors, secured creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders, if any, of such subsidiaries, will be effectively senior to the securities issued under the indentures. Boyd Gaming could be dependent on the earnings of any such subsidiaries and the distribution of those earnings to Boyd Gaming could be limited by statutory and contractual restrictions or other business considerations.

Debt securities issued under the indentures will also be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

Although the indentures may contain limitations on the amount of additional indebtedness which Boyd Gaming and its restricted subsidiaries may incur, the amounts of such indebtedness could still be substantial and, in any case, such indebtedness may be secured debt, senior debt or indebtedness of its subsidiaries.

Provisions Applicable Solely to Senior Debt Securities

We may issue senior debt securities under the senior debt indenture. As to the right of payment of principal (and any premium) and interest, each series of senior debt securities will rank equally with each other series issued under the senior debt indenture and will rank senior to all subordinated debt securities that may be issued.

Provisions Applicable Solely to Subordinated Debt Securities

Debt securities issued under the base subordinated debt indenture will be subordinated unsecured obligations of Boyd Gaming. These debt securities may be designated as “senior subordinated” or “subordinated.” The payment of the principal of, and premium, if any, and interest on, the debt securities is subordinated in right of payment, as set forth in the indenture and described in any applicable prospectus supplement, information incorporated by reference or related free writing prospectus to the payment when due of all senior debt of Boyd Gaming. Debt securities issued under the subordinated debt indenture will rank subordinate in right of payment to all existing and future senior debt, equal with all existing and future senior subordinated debt to the extent senior subordinated debt securities are issued under the indenture, equal with each other series issued under the subordinated debt indenture, except to the extent specifically provided in the indenture and described in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus and senior to any future indebtedness of Boyd Gaming that is specifically subordinated to such securities.

Guarantees

Payment of the principal of, premium, if any, and interest on any debt securities may be guaranteed by one or more of our subsidiaries. Such guarantees will be full, unconditional, and irrevocable, and will be joint and several, unless provided otherwise in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus. The other terms of any such guarantees, including any limitations thereon and the terms of release and discharge of any guarantor therefrom, will be described in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, common stock, preferred stock or any combination of these securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, information incorporated by reference or related free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement information, incorporated by reference or related free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC for incorporation by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, information incorporated by reference or related free writing prospectus, may describe the terms of any warrants that we may offer, including but not limited to the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies that investors may use to pay for the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	if applicable, the terms of redemption of the warrants;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the warrant property purchasable upon exercise of the warrant.

Form, Exchange, and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus.

Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information incorporated by reference or related free writing prospectus. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus.

Warrants may be exercised as set forth in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, information incorporated by reference or related free writing prospectus, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our debt securities, common stock, preferred stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all which will be set forth in the relevant offering material. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The following description is a summary of selected provisions relating to rights that we may offer. The summary is not complete. When rights are offered in the future, a prospectus supplement, information incorporated by reference or related free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the rights as described in a prospectus supplement, information incorporated by reference, or related free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of rights in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus is subject to and is qualified in its entirety by reference to the rights agreement and the rights certificates. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights. See “Available Information” and “Incorporation of Certain Documents by Reference” above for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference or related free writing prospectus may describe:

•	in the case of a distribution of rights to our stockholders, the date of determining the stockholders entitled to the rights distribution;

•	in the case of a distribution of rights to our stockholders, the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for the underlying debt securities, common stock, preferred stock or other securities upon the exercise of the rights;

•	the number and terms of the underlying debt securities, common stock, preferred stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including, but not limited to, the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The provisions described in this section, as well as those described under “— Description of Debt Securities” and “— Description of Capital Stock” above, will apply, as applicable, to any rights we offer.

DESCRIPTION OF UNITS

General

We may issue units composed of any combination of our debt securities, common stock, preferred stock and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference or related free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement or information incorporated by reference will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements and depositary arrangements, if applicable. We will file these documents with the SEC for incorporation by reference into this prospectus, as applicable. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference or related free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Capital Stock” and “Description of Warrants,” will apply to each unit and to each security included in each unit, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, cumulative effect of a change in accounting principle and operating and non-operating results from our equity investments, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, capitalized interest and the interest component of rent expense.

	Three Months ended March 31,			Year ended December 31,
(in thousands, except ratios)	2012		2011	2011	2010 (a), (b)		2009	2008	2007

Ratio of earnings to fixed charges	1.2	x	—	—	1.1	x	—	—	1.9	x
Deficiency of earnings to fixed charges	—		$(7,509)	$(6,278)	—		$(7,051)	$(323,980)	—

(a)	Balances have been retrospectively adjusted to reflect acquisition method accounting related to the change in control of Borgata on March 24, 2010. On March 24, 2010, as a result of the amendment to the operating agreement with MGM (our original 50% partner in Borgata), which provided, among other things, for the termination of MGM’s participating rights in the operations of Borgata, we effectively obtained control of Borgata. This resulting change in control required acquisition method accounting in accordance with the authoritative accounting guidance for business combinations.
(b)	Reflects revisions to previously reported amounts due to the correction of an immaterial error related to the consolidation of a variable interest entity. Such revisions had no impact on net income or basic and diluted net income per share, as previously reported.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, information incorporated by reference or related free writing prospectus, we intend to use the net proceeds from the sale of securities for general corporate purposes.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers, through a rights offering, or otherwise. We will describe the terms of the offering of the securities in a prospectus supplement, information incorporated by reference or related free writing prospectus, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters we name in the prospectus supplement, information incorporated by reference or related free writing prospectus are underwriters of the securities offered thereby.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or related free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus, and the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference or related free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or related free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification against specified liabilities, including liabilities incurred under the Securities Act, or to contribution to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference or related free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us, our subsidiaries or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

VALIDITY OF THE SECURITIES

McDonald Carano Wilson LLP will pass upon the validity of the securities offered pursuant to this prospectus for us.

EXPERTS

Boyd Gaming Corporation and Subsidiaries

The consolidated financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Boyd Gaming Corporation and Subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Marina District Development Company, LLC

The consolidated financial statements of Marina District Development Company, LLC and Subsidiary incorporated by reference in this prospectus from Boyd Gaming Corporation and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Peninsula Gaming, LLC

The consolidated financial statements of Peninsula Gaming, LLC and Subsidiaries incorporated by reference in this prospectus from Boyd Gaming Corporation and Subsidiaries’ Current Report on Form 8-K filed with the Commission on May 24, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

15,000,000 Shares

Common Stock

Boyd Gaming Corporation

PROSPECTUS SUPPLEMENT

                    , 2013

Deutsche Bank Securities	J.P. Morgan